$300,000,000.00

                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT

                                        Among

                          GLOBAL INDUSTRIES, LTD. AND
                    GLOBAL OFFSHORE MEXICO, S. DE R.L. DE C.V.

                                     as Borrowers,

                    THE LENDERS NAMED IN THIS CREDIT AGREEMENT

                                    as Lenders, and

                                      BANK ONE, NA

                                as Administrative Agent,

                                         with

                            BANC ONE CAPITAL MARKETS, INC.,

                                     as Arranger,

                           CREDIT LYONNAIS NEW YORK BRANCH

                                 as Syndication Agent,

                                          and

                           WELLS FARGO BANK (TEXAS), N.A.

                               as Documentation Agent

                                    August 7, 2001







                                   TABLE OF CONTENTS

                                                                        Page
ARTICLE I       DEFINITIONS AND ACCOUNTING TERMS                          1

SECTION 1.01    CERTAIN DEFINED TERMS.                                    1
SECTION 1.02    COMPUTATION OF TIME PERIODS.                             25
SECTION 1.03    ACCOUNTING TERMS.                                        25
SECTION 1.04    CLASSES AND TYPES OF ADVANCES.                           25
SECTION 1.05    MISCELLANEOUS.                                           25

ARTICLE II      THE ADVANCES                                             25

SECTION 2.01    THE ADVANCES.                                            25
SECTION 2.02    METHOD OF BORROWING.                                     27
SECTION 2.03    FEES.                                                    30
SECTION 2.04    REDUCTION OF THE COMMITMENTS.                            31
SECTION 2.05    REPAYMENT.                                               31
SECTION 2.06    INTEREST.                                                31
SECTION 2.07    PREPAYMENTS.                                             33
SECTION 2.08    FUNDING LOSSES.                                          35
SECTION 2.09    INCREASED COSTS.                                         35
SECTION 2.10    PAYMENTS AND COMPUTATIONS.                               36
SECTION 2.11    TAXES.                                                   37
SECTION 2.12    SHARING OF PAYMENTS, ETC.                                39
SECTION 2.13    LENDER REPLACEMENT.                                      40
SECTION 2.14    APPLICABLE LENDING OFFICES.                              41
SECTION 2.15    LETTERS OF CREDIT.                                       41

ARTICLE III     CONDITIONS PRECEDENT                                     45

SECTION 3.01    CONDITIONS PRECEDENT TO EFFECTIVENESS.                   45
SECTION 3.02    CONDITIONS PRECEDENT TO EACH BORROWING.                  46
SECTION 3.03    DETERMINATIONS UNDER SECTION 3.01.                       47

ARTICLE IV      REPRESENTATIONS AND WARRANTIES                           47

SECTION 4.01    CORPORATE EXISTENCE; SUBSIDIARIES.                       47
SECTION 4.02    CORPORATE POWER.                                         47
SECTION 4.03    AUTHORIZATION AND APPROVALS.                             48
SECTION 4.04    ENFORCEABLE OBLIGATIONS.                                 48
SECTION 4.05    FINANCIAL STATEMENTS.                                    48
SECTION 4.06    TRUE AND COMPLETE DISCLOSURE.                            48
SECTION 4.07    LITIGATION.                                              49
SECTION 4.08    USE OF PROCEEDS.                                         49
SECTION 4.09    INVESTMENT COMPANY ACT.                                  49
SECTION 4.10    PUBLIC UTILITY HOLDING COMPANY ACT.                      49
SECTION 4.11    TAXES.                                                   49
SECTION 4.12    PENSION PLANS.                                           50
SECTION 4.13    CONDITION OF PROPERTY; CASUALTIES.                       50
SECTION 4.14    INSURANCE.                                               50
SECTION 4.15    NO BURDENSOME RESTRICTIONS; NO DEFAULTS.                 50
SECTION 4.16    ENVIRONMENTAL CONDITION.                                 51
SECTION 4.17    TITLE TO PROPERTY, ETC.                                  51
SECTION 4.18    SECURITY INTERESTS.                                      52
SECTION 4.19    SUBSIDIARIES; CORPORATE STRUCTURE.                       52
SECTION 4.20    YEAR 2000 COMPLIANCE.                                    52
SECTION 4.21    CITIZENSHIP.                                             52

ARTICLE V       AFFIRMATIVE COVENANTS                                    53

SECTION 5.01    COMPLIANCE WITH LAWS, ETC.                               53
SECTION 5.02    MAINTENANCE OF INSURANCE.                                53
SECTION 5.03    PRESERVATION OF CORPORATE EXISTENCE, ETC.                53
SECTION 5.04    PAYMENT OF TAXES, ETC.                                   54
SECTION 5.05    REPORTING REQUIREMENTS.                                  54
SECTION 5.06    MAINTENANCE OF PROPERTY.                                 56
SECTION 5.07    INSPECTION.                                              56
SECTION 5.08    USE OF PROCEEDS.                                         56
SECTION 5.09    NATURE OF BUSINESS.                                      57
SECTION 5.10    NEW SUBSIDIARIES.                                        57
SECTION 5.11    NEW VESSELS.                                             58
SECTION 5.12    RATE HEDGING AGREEMENTS.                                 58
SECTION 5.13    POST CLOSING COLLATERAL.                                 58

ARTICLE VI      NEGATIVE COVENANTS                                       59

SECTION 6.01    LIENS, ETC.                                              59
SECTION 6.02    DEBTS, GUARANTIES AND OTHER OBLIGATIONS.                 61
SECTION 6.03    MERGER OR CONSOLIDATION; ASSET SALES.                    62
SECTION 6.04    INVESTMENTS.                                             63
SECTION 6.05    TRANSACTIONS WITH AFFILIATES.                            63
SECTION 6.06    COMPLIANCE WITH ERISA.                                   64
SECTION 6.07    RESTRICTED PAYMENTS.                                     64
SECTION 6.08    MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES.                64
SECTION 6.09    AGREEMENTS RESTRICTING LIENS AND DISTRIBUTIONS.          64
SECTION 6.10    LEVERAGE RATIO.                                          64
SECTION 6.11    MINIMUM NET WORTH.                                       65
SECTION 6.12    MINIMUM FIXED CHARGE COVERAGE RATIO.                     65
SECTION 6.13    CAPITAL EXPENDITURES.                                    66

ARTICLE VII     REMEDIES                                                 66

SECTION 7.01    EVENTS OF DEFAULT.                                       66
SECTION 7.02    OPTIONAL ACCELERATION OF MATURITY.                       68
SECTION 7.03    AUTOMATIC ACCELERATION OF MATURITY.                      69
SECTION 7.04    NON-EXCLUSIVITY OF REMEDIES.                             69
SECTION 7.05    RIGHT OF SET-OFF.                                        69

ARTICLE VIII    THE ADMINISTRATIVE AGENT AND THE ISSUING BANK            70

SECTION 8.01    APPOINTMENT; NATURE OF RELATIONSHIP.                     70
SECTION 8.02    POWERS.                                                  70
SECTION 8.03    GENERAL IMMUNITY.                                        70
SECTION 8.04    NO RESPONSIBILITY FOR LOANS, RECITALS, ETC.              70
SECTION 8.05    ACTION ON INSTRUCTIONS OF LENDERS.                       71
SECTION 8.06    EMPLOYMENT OF AGENTS AND COUNSEL.                        71
SECTION 8.07    RELIANCE ON DOCUMENTS; COUNSEL.                          71
SECTION 8.08    REIMBURSEMENT AND INDEMNIFICATION.                       71
SECTION 8.09    NOTICE OF DEFAULT.                                       72
SECTION 8.10    RIGHTS AS A LENDER.                                      72
SECTION 8.11    LENDER CREDIT DECISION.                                  72
SECTION 8.12    SUCCESSOR ADMINISTRATIVE AGENT AND ISSUING BANK.         72
SECTION 8.13    OTHER TITLES.                                            73

ARTICLE IX      BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS        73

SECTION 9.01    SUCCESSORS AND ASSIGNS.                                  73
SECTION 9.02    PARTICIPATIONS.                                          74
SECTION 9.03    ASSIGNMENTS.                                             74
SECTION 9.04    DISSEMINATION OF INFORMATION.                            75
SECTION 9.05    TAX TREATMENT.                                           76

ARTICLE X       MISCELLANEOUS                                            76

SECTION 10.01   AMENDMENTS, ETC.                                         76
SECTION 10.02   NOTICES, ETC.                                            76
SECTION 10.03   NO WAIVER; REMEDIES.                                     77
SECTION 10.04   COSTS AND EXPENSES.                                      77
SECTION 10.05   BINDING EFFECT.                                          77
SECTION 10.06   INDEMNIFICATION.                                         77
SECTION 10.07   EXECUTION IN COUNTERPARTS.                               78
SECTION 10.08   SURVIVAL OF REPRESENTATIONS, ETC.                        78
SECTION 10.09   SEVERABILITY.                                            78
SECTION 10.10   USURY NOT INTENDED.                                      78
SECTION 10.11   JUDGMENT CURRENCY.                                       79
SECTION 10.12   FORBEARANCE AGREEMENTS.                                  79
SECTION 10.13   GOVERNING LAW.                                           79
SECTION 10.14   CONSENT TO JURISDICTION; PROCESS AGENT.                  79
SECTION 10.15   WAIVER OF JURY.                                          80

EXHIBITS:

Exhibit A            -       Form of Assignment and Acceptance
Exhibit B            -       Form of Compliance Certificate
Exhibit C            -       Form of Guaranty
Exhibit D            -       Form of Mortgage
Exhibit E            -       Form of Notice of Borrowing
Exhibit F            -       Form of Notice of Conversion or Continuation
Exhibit G            -       Form of Pledge Agreement
Exhibit H            -       Form of Revolving Note
Exhibit I            -       Form of Security Agreement
Exhibit J            -       Form of Swingline Note
Exhibit K            -       Form of Term Note
Exhibit L            -       Form of Request for Issuance of Letter of Credit
Exhibit M            -       Form of the Borrowers' In-house Counsel Opinion


SCHEDULES:

Schedule 1           -       Notice Information for Lenders
Schedule 1.01(a)     -       Existing Letters of Credit
Schedule 1.01(b)     -       Permitted Bonds Obligations
Schedule 3.01(a)(iv) -       List of Guaranties
Schedule 3.01(a)(v)  -       List of Pledge Agreements
Schedule 4.16        -       Environmental Disclosures
Schedule 4.19        -       Subsidiaries/Corporate Structure
Schedule 5.13        -       Mortgaged Real Estate and Mortgaged Vessels
Schedule 6.01        -       Existing Liens
Schedule 6.02        -       Existing Debt








         FIRST AMENDED AND RESTATED CREDIT AGREEMENT


This First Amended and Restated Credit Agreement dated as of August 7, 2001 is among (a) Global Industries, Ltd., a Louisiana corporation (the "Company"), and Global Offshore Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the "Mexican Borrower" and, together with the Company, the "Borrowers"), (b) the Lenders (as defined below), and (c) Bank One, NA, as Administrative Agent (as defined below) for the Lenders.

                  The Borrowers, the Lenders, and the Administrative Agent agree as follows:




                                   ARTICLE I
                       DEFINITIONS AND ACCOUNTING TERMS



Section 1.01 Certain Defined Terms.

As used in this Agreement, the terms defined above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acceptable Security Interest" in any Property means a Lien
(a) which exists in favor of the Administrative Agent for the benefit of the Lenders; (b) which is superior to all other Liens except Liens Permitted under Section 6.01(b)-(k); (c) which secures the Obligations of (i) in the case of Global Collateral, the Loan Parties other than the Mexican Subsidiaries and (ii) in the case of Mexican Collateral, the Mexican Subsidiaries; and (d) which is perfected and enforceable against all Persons in preference to any rights of any Person therein (other than rights in respect of Liens permitted under Section 6.01(b)-(k)).

"Administrative Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to
Article VIII, and not in its individual capacity as a Lender, and any successor administrative agent pursuant to Section 8.12. "Advance" means a Revolving Advance, a Term Advance, or a Swingline Advance and "Advances" means the Revolving Advances, the Term Advances, and the Swingline Advances collectively.

"Affiliate" of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

"Agreed Currencies" means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Australian Dollars, British Pounds Sterling, Canadian Dollars, German Deutsche Marks, Dutch Gilders, French Francs, Swiss Francs, Japanese Yen, and the Euro, and (iii) any other Eligible Currency which a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (ii) above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g. "Australian Dollars" means the lawful currency of Australia.

"Agreement" means this Credit Agreement dated as of December
30, 1999 among the Borrowers, the Lenders, and the Administrative
Agent, as it may be amended or modified and in effect from time to time.

"Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the Corporate Base Rate in effect for such day and (b) the sum of the Federal Funds Rate in effect for such day plus 2 of 1% per annum.

"Applicable Lending Office" means, with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender listed on Schedule 1 or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Company and the Administrative Agent from time to time.

"Applicable Margin" means, at any time with respect to each Type and Class of Advance, each category of Letter of Credit, and the Revolving Commitment fee, the percentage rate per annum as set forth below for the Level in effect at such time:




                    Revolving Advances, Term Advances,
              Revolving Commitments, and Letters of Credit


                      LEVEL I  LEVEL II  LEVEL III  LEVEL IV  LEVEL V  LEVEL VI
                      ---------------------------------------------------------

Eurodollar Advances
 and Letters of
 Credit that are
 Financial Letters
 of Credit or
 commercial Letters
 of Credit             3.25%    3.00%      2.75%      2.50%     2.25%    2.00%
                      ---------------------------------------------------------

Base Rate
Advances               2.00%    1.75%      1.50%      1.25%     1.00%    0.75%
                      ---------------------------------------------------------

Revolving
 Commitment Fee        0.625%   0.625%     0.50%      0.50%     0.50%    0.375%
                      ---------------------------------------------------------

Letters of Credit
that are Performance
Letters of Credit      2.50%    2.25%      2.00%      1.75%     1.50%    1.25%
                      ---------------------------------------------------------




Commencing October 1, 2001, so long as the Term Loan is outstanding, each level of the applicable margin for (a) Eurodollar Advances, (b) Letters of Credit that are Financial Letters of Credit or commercial Letters of Credit, (c) Base Rate Advances and (d) Letters of Credit that are Performance Letters of Credit shall be increased by .25% per calendar quarter; however, at no time shall the applicable margin for any level be greater than 14%.


"Arranger" means Banc One Capital Markets, Inc.


"Assignment and Acceptance" has the meaning set forth in Section 9.03(a).


"Bank One" means Bank One, NA.


"Base Rate Advance" means an Advance in Dollars which bears interest as provided in Section 2.06(a).


"Borrowing" means a Revolving Borrowing, a Term Borrowing, a
Swingline Borrowing or a Mandatory Revolving Borrowing.


"Borrowing Date" means a date on which any Advance is made hereunder.


"Business Day" means, (a) with respect to any Borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealing in Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.


"Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.


"Capitalized Lease" of a Person means any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.


"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.


"Carlyss Facility Bonds" means the Lake Charles Harbor and Terminal District Port Improvement Revenue Bonds in an amount approximately equal to $28,000,000.00 issued to finance the construction of a deepwater support facility and pipebase near Carlyss, Louisiana.


"Cash Collateral Account" means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to Sections 2.15(e), 7.02(b) or 7.03(b) to be maintained with the Administrative Agent in accordance with
Section 2.15(g).


"Casualty Event" means, with respect to any Mortgaged
Vessel, any loss or damage to, or any condemnation or taking of, such Mortgaged Vessel for which such Person receives, anticipates recovering or has filed a claim for insurance or a condemnation award.


"CERCLA" means the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.


"Change in Control" means (a) the direct or indirect acquisition after the Original Closing Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934), or related persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) other than a Permitted Holder (as defined below), of beneficial ownership of issued and outstanding shares of voting stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding voting stock of the Company or (b) during any period of 12 consecutive months, beginning with and after the Original Closing Date, individuals who at the beginning of such 12-month period were directors of the Company (together with new directors elected by, or nominated for election by, such directors or directors elected under this parenthetical clause) shall cease for any reason to constitute a majority of the board of directors of the Company at any time during such period. A "Permitted Holder" is (i) William Dore, (ii) any trust, corporation, partnership or other entity, 80% or more of the controlling interest of which is held by William Dore, and (iii) any Person related to William Dore or to his spouse either as a direct-line descendant or ancestor or as a relative with ancestors in common (adopted persons shall be considered the natural born children of their adoptive parents), in each case to whom such individual has transferred capital stock of the Borrower.


"Class" has the meaning set forth in Section 1.04.


"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.


"Collateral" means the Global Collateral and the Mexican Collateral.


"Commitments" means (a) as to any Lender, its Revolving
Commitment and its Term Commitment, and (b) as to the Swingline
Bank, its Swingline Commitment.


"Compliance Certificate" means a Compliance Certificate signed by a Responsible Officer of the Company in substantially the form of the attached Exhibit B.


"Computation Date" has the meaning set forth in Section 2.15(h).


"Consolidated EBITDA" means, for any Person and its Subsidiaries calculated on a consolidated basis for any period:
(a) Consolidated Net Income for such period plus
(b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) foreign, federal, state, and local taxes net of credits, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary losses, net of related income taxes, (vi) in the case of the Company and its Subsidiaries, legal, accounting, underwriting, and other fees and expenses incurred in connection with this Agreement, (vii) losses in the equity of the Company's former unconsolidated subsidiary, CCC Fabricaciones y Construcciones S.A. de C.V., and (viii) costs directly related to the attempt by the Company to acquire ETPM, S.A. (including any liquidated damages in respect thereof), minus
(c) to the extent included in determining Consolidated Net Income, extraordinary gains, net of related income taxes, all determined in accordance with GAAP.


The following adjustments shall be made to Consolidated EBITDA of the Company and its Subsidiaries for the four quarter periods ending December 31, 1999 and March 31, 2000:

(i) for the four quarter period ending December 31, 1999, the Consolidated EBITDA attributable to the Mexican
Subsidiaries for the six-month period then ending shall be multiplied by two; and

(ii) for the four quarter period ending March 31, 2000, the Consolidated EBITDA attributable to the Mexican
Subsidiaries for the nine-month period then ending shall be multiplied by 4/3.


"Consolidated Fixed Charges" means, for the Company and its Subsidiaries calculated on a consolidated basis for any period, without duplication, the sum of (a) Consolidated Interest Expense, (b) scheduled principal payments on Consolidated Funded Debt, (c) Consolidated Rentals, (d) cash taxes paid net of any tax refunds, and (e) cash dividends and stock repurchases (other than stock repurchases made in the ordinary course of business in connection with any employee benefit or option plan) made for such period, all determined in accordance with GAAP.


"Consolidated Funded Debt" means, at any time for the Company and its Subsidiaries calculated on a consolidated basis,
(a) Funded Debt of the Company and its Subsidiaries at such time minus (b) any unrestricted cash balances of the Company and the Guarantors in excess of an aggregate of $20,000,000.00 deposited with Lenders or held in an escrow or similar account as of such time, all determined in accordance with GAAP.


"Consolidated Interest Expense" means, for any Person and its Subsidiaries calculated on a consolidated basis for any period, without duplication, the sum of (a) interest expense, including the interest component of Capitalized Leases and the net amount payable under any Rate Hedging Agreement, (b) the interest component of Synthetic Leases, (c) commitment, facility, usage and similar fees payable in connection with any Debt, and
(d) letter of credit fees for Financial Letters of Credit, all determined in accordance with GAAP.


"Consolidated Net Income" means, for any Person and its Subsidiaries calculated on a consolidated basis for any period, net income after taxes for such period, as determined in accordance with GAAP.


"Consolidated Net Worth" means, for the Company and its Subsidiaries calculated on a consolidated basis at any time, (a) all amounts which would be included under shareholders' equity plus (b) any deductions made for foreign currency translation adjustments since September 30, 1999 minus (c) any additions made for foreign currency translation adjustments since September 30, 1999, all as determined in accordance with GAAP.


"Consolidated Rentals" means, for the Company and its Subsidiaries calculated on a consolidated basis for any period, all amounts payable under any Operating Leases for such period, as determined in accordance with GAAP.


"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.


"Continue", "Continuation", and "Continued" each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.


"Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock (or other ownership interests and including any options, warrants or similar rights to purchase such capital stock) of such Person having ordinary voting power which gives the direct or indirect holder of such stock or ownership interests the power to elect a majority of the Board of Directors (or other applicable governing body) of such Person.


"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades
(whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.


"Convert", "Conversion", and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).


"Corporate Base Rate" means a fluctuating rate of interest per annum as shall be in effect from time-to-time equal to the corporate base rate of interest publicly announced by Bank One from time to time as its corporate base rate, whether or not the Borrowers have notice thereof, when and as said corporate base rate changes.


"Credit Documents" means this Agreement, the Notes, the Guaranties, the Letter of Credit Documents, the Security Documents, any Financial Contracts between the Company or any of its Subsidiaries and any Lender or any Affiliate of any Lender and each other agreement, instrument or document executed by the Company, any of its Subsidiaries or any of its officers at any time in connection with this Agreement.


"Debt," for any Person, means without duplication:
(a)	indebtedness of such Person for borrowed money;
(b)	obligations of such Person evidenced by bonds, debentures,
        notes or other similar instruments;
(c)	obligations of such Person to pay the deferred purchase
        price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade);
(d)	Capitalized Lease Obligations;
(e)	all obligations of such Person in respect of letters of
        credit, bank guarantees or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;
(f)     all obligations of such Person to purchase securities
        or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property;
(g)	Net Mark-to-Market Exposure of Financial Contracts;
(h)	Synthetic Lease Obligations;
(i)	Sale and Leaseback Transactions;
(j)	indebtedness or obligations of others, whether or not
        assumed, secured by Liens or payable out of the proceeds or production from Property on or in respect of any Property now or hereafter owned or acquired by such Person, the amount of such Debt being deemed to be the lesser of the value of such Property and the amount of the obligation so secured;
(k)	Contingent Obligations in respect of the Debt of
        another Person referred to in clauses (a) through (i) of this definition; and
(l)	the incurrence of withdrawal liability under Title IV
        of ERISA by such person or a "commonly controlled entity" with respect to a Multiemployer Plan and Unfunded Liabilities.


"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.


"Dollars" and "$" means the lawful money of the United
States of America.


"Dollar Amount" of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the Equivalent Amount of Dollars if such currency is any currency other than Dollars, in each case on or as of the most recent
Computation Date.


"Domestic Subsidiary" means each Subsidiary of the Company organized in a state, province, or territory of the United States of America.


"Effective Date" means August 7, 2001.


"Eligible Currency" means any currency other than Dollars
(a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market, and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded, or (iii) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency.


"Environment" or "Environmental" shall have the meanings set forth in 43 U.S.C. ' 9601(8) (1988).


"Environmental Claim" means any third party (including any governmental agency or employee) action, lawsuit, claim, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.


"Environmental Law" means all Legal Requirements relating to protection of the Environment, including without limitation CERCLA, the Submerged Lands Act, the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act of 1972, the Oil Pollution Act of 1990, and the Act to Prevent Pollution from Ships relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants or contaminants or to hazardous, medical, infectious, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.


"Environmental Permit" means any permit, license, order, approval, registration or other authorization required under Environmental Law.


"Equity Issuance" means any issuance of equity securities (including any preferred equity securities) by the Company or any of its Subsidiaries other than (a) equity securities issued to the Company or one of its Subsidiaries; (b) equity securities issued pursuant to employee benefit or dividend reinvestment plans in the ordinary course of business; and (c) equity securities issued as consideration in connection with any investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Company or any of its Subsidiaries.


"Equivalent Amount" of any currency with respect to any amount of Dollars at any date shall mean the amount of such currency that would be obtained from exchanging such amount of Dollars for such other currency, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency in the London foreign exchange market at approximately 11:00 a.m. (London, England time) as of such date.


"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time-to-time.


"Euro" means the euro referred to in Council Regulation (EC)
No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.


"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D.


"Eurodollar Advance" means an Advance which bears interest based on the Eurodollar Reference Rate.


"Eurodollar Rate Reserve Percentage" of any Lender for the Interest Period for any Eurodollar Advance in Dollars means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.


"Eurodollar Reference Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable London interbank offered rate for deposits in Dollars appearing on Dow Jones Markets (Telerate) Page 3750 as of
11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that, if Dow Jones Markets (Telerate) Page 3750 is not available for any reason, the Eurodollar Reference Rate for the relevant Interest Period shall instead be the London interbank offered rate for deposits in Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period.


"Events of Default" has the meaning set forth in Section 7.01.


"Excess Cash Flow" means, for any period for the Company and its Subsidiaries calculated on a consolidated basis, (a) their Consolidated EBITDA for such period minus (b) without duplication, the sum of their (i) Consolidated Interest Expense,
(ii) cash taxes paid net of any tax refunds, (iii) Capital Expenditures made, (iv) principal payments (including voluntary prepayments, but excluding mandatory prepayments) made on Funded Debt, (v) cash dividends paid and cash stock repurchases made during such period; (vi) payments made in respect of the principal component of Capital Leases during such period, and
(vii) additions to working capital for such period (i.e., the increase in current assets minus current liabilities from the beginning to the end of such period), plus (c) reductions, other than reductions attributable solely to asset sales, to working capital for such period (i.e., the decrease in current assets minus current liabilities from the beginning to the end of such period), all as determined in accordance with GAAP.


"Existing Bank Facilities" means (a) the Restated Credit Agreement dated as of April 17, 1997 among the Company, the lenders named therein, and Bank One, Louisiana, National Association, as agent for such lenders, as amended and (b) the Restated Credit Agreement dated as of March 30, 1999 among CCC Fabricaciones y Construcciones S.A. de C.V., as borrower, Global Industries, Ltd., as guarantor, the banks party thereto, and Bank One, Texas, National Association, as agent.


"Existing Credit Agreement" means the Credit Agreement dated as of December 30, 1999 among the Borrowers, the Lenders, and Administrative Agent, as amended through the Effective Date.


"Existing Letters of Credit" means each of the letters of credit listed on the attached Schedule 1.01(a), including the letter of credit issued in connection with the Carlyss Facility
Bonds.


"Federal Funds Effective Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago, Illinois time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.


"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.


"Financial Contract" of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Rate Hedging Agreement.


"Financial Contract Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Financial Contracts, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Financial Contract.


"Financial Letter of Credit" means a Letter of Credit qualifying as a "financial guarantee-type letter of credit" under 12 CFR Part 3, Appendix A, Section 3(b)(1)(i) or any successor
U.S. Comptroller of the Currency regulation.


"Financial Statements" means (a) audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 1998, and the related consolidated statements of operations, comprehensive income, cash flows, and shareholders' equity of the Company and its consolidated Subsidiaries for the nine months then ended, copies of which have been furnished to the Administrative Agent and (b) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 1999, and the related consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for the interim periods then ended, copies of which have been furnished to the Administrative Agent.


"Fixed Charge Coverage Ratio" means, for the Company at the end of any fiscal quarter, the ratio of (a) its Consolidated EBITDA plus Consolidated Rentals during the four quarters then ended minus its consolidated Replacement Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period.


"Foreign Subsidiary" means any Subsidiary of the Company organized in a jurisdiction other than a state, province or territory of the United States.


"Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. ' 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. ' 9641 (1988), which statutory provisions have been amended or repealed by the Superfunds Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to ' 9507 of the Code.


"Funded Debt," for any Person, means without duplication:

(a)	indebtedness of such Person for borrowed money;
(b)	obligations of such Person evidenced by bonds,
        debentures, notes or other similar instruments;
(c)	obligations of such Person to pay the deferred purchase
        price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade);
(d)	Capitalized Lease Obligations;
(e)	all obligations of such Person in respect of Financial
        Letters of Credit which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;
(f)	all obligations of such Person to purchase securities
        or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property;
(g)	Net Mark-to-Market Exposure of Financial Contracts;
(h)	Synthetic Lease Obligations;
(i)	Sale and Leaseback Transactions;
(j)	indebtedness or obligations of others in respect of
        Debt described in clauses (a)-(i) of this definition, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property on or in respect of any Property now or hereafter owned or acquired by such Person, the amount of such Debt being deemed to be the lesser of the value of such Property and the amount of the obligation so secured; and
(k)	Contingent Obligations in respect of the Debt of
        another Person described in clauses (a) through (i) of this definition; excluding, however, from any of the foregoing:
(l)	obligations in respect of Permitted Mexican Contract
        Financings and
(m)	Performance Letters of Credit, bank guaranties, and
        surety bonds issued in the ordinary course of business supporting non-financial obligations of the Company or any of its Subsidiaries.


The amount of Funded Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described in clauses (a) through (j) above and the maximum potential liability of any Contingent Obligations as described in clause (k) above at such date assuming the occurrence of the contingencies necessary to give rise to such Contingent Obligations.


"GAAP" means with respect to any financial statements of the Company or any of its Subsidiaries, or calculations related to such financial statements of the Company or any of its Subsidiaries, United States generally accepted accounting principles as in effect from time-to-time applied on a basis consistent with the requirements of Section 1.03.


"Global Collateral" means (a) all Vessels (as defined in each of the Vessel Mortgages), the Collateral (as defined in the Mortgages), the Collateral (as defined in the Security Agreements), and the Pledged Collateral (as defined in the Pledge Agreements), in each case to the extent securing the Obligations of each Loan Party other than the Mexican Subsidiaries and (b) all amounts contained in the Cash Collateral Account. Global Collateral shall not include the Heller Collateral or the MARAD Collateral.


"Global Guarantors" means the parties listed as Global
Guarantors on Schedule 3.01(a)(iv).


"Global Guaranty" means the guaranty executed by each Global Guarantor in favor of the Administrative Agent for the ratable benefit of the Lenders guaranteeing the Obligations of the Loan Parties, as it may be amended or modified and in effect from time to time, in substantially the form of the attached Exhibit C.


"Governmental Authority" means, as to any Person in connection with any subject, any foreign, supranational, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person's Property in connection with such subject.


"Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal
Requirement.


"Guaranty" means a Global Guaranty or a Mexican Guaranty.


"Guarantor" means a Global Guarantor or a Mexican Guarantor.


"Hazardous Substance" means the substances identified as such pursuant to CERCLA and any chemicals regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum or petroleum products Released into the Environment, radionuclides, radioactive materials, and medical and infectious waste.


"Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.


"Heller Collateral" means the Heller Vessels, additions and accessions thereto, inventory relating thereto, improvements thereof, the Heller Revenues, and insurance and proceeds from insurance in respect of such property, and proceeds of any of the foregoing.


"Heller Loan Agreement" means that certain Loan Agreement dated March 31, 1998 between Heller Financial Corp. and Global
Industries Offshore Inc., as assignee.


"Heller Vessels" means the whole of the Sara Maria (Official Number 6502539), the Atlas del Mar (Official Number 7908207), El Ingeniero (Official Number 8210354), and the Ingeniero II (Official Number 7615084), and includes any share or interest therein, and their engines, generators, machinery and equipment, masts, winches, anchors, chains, pumps and pumping equipment, furniture and fittings, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all additions, improvements and replacements hereafter made in or to such Vessels or any part thereof.


"Heller Revenues" means all of the freight, hires and earnings from the Heller Vessels.


"Hercules Title XI Issue" means the United States Government Guaranteed Export Ship Financing Bonds, 2000 Series, not in excess of $100,000,000.00, guaranteed by MARAD under Title XI to finance or refinance the cost of reconstruction, upgrade and enlargement of the DLB Hercules.


"Initial Mortgaged Vessels" means each of the Vessels listed on the attached Schedule 5.13.


"Interest Period" means, for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any existing Advance into such an Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three, or six months (or such other period that is acceptable to the Lenders), in each case as the relevant Borrower may select; provided, however, that:

(a)	such Borrower may not select any Interest Period for
        any Term Advance of any Class which ends after any principal repayment date for such Class of Term Advances unless, after giving effect to such selection, the aggregate unpaid principal amount of Term Advances of such Class that are Base Rate Advances and Term Advances of such Class having Interest Periods which end on or before such principal repayment date shall be at least equal to the amount of Term Advances of such Class due and payable on or before such date;

(b)	Interest Periods commencing on the same date for
        Advances by each Lender comprising part of the same Borrowing shall be of the same duration;

(c)	whenever the last day of any Interest Period would
        otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)	any Interest Period which begins on the last Business
        Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;

(e) no Borrower may select any Interest Period for any Revolving Advance which ends after the Revolving Credit Maturity Date; and

(f) at the Administrative Agent's sole discretion, the Borrowers may not select any Interest Period for any Eurodollar Advance longer than 14 days until the earlier to occur of (i) 90 days following the Original Closing Date, and (ii) the satisfactory completion of the syndication of this Agreement by the Arranger.


"Issuing Bank" means Bank One, Louisiana, National
Association, Bank One and any successor issuing bank pursuant to
Section 8.12.


"Legal Requirement" means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is applicable to such Person.


"Lenders" means the lenders listed on the signature pages of this Agreement and each Purchaser that shall become a party to this Agreement pursuant to Article IX.


"Letter of Credit" means (a) a standby letter of credit or
(b) if the Issuing Bank in its sole reasonable discretion determines that it is able to issue a bank guaranty, a bank guaranty which guarantees obligations not covered by a Letter of Credit, in each case issued under the Revolving Commitments and subject to this Agreement.


"Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.


"Letter of Credit Exposure" means, at any time, the sum of
(a) the Dollar amount of the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the Dollar Amount of the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time minus the Dollar Amount of any cash collateral held by the Administrative Agent in the Cash Collateral Account at such time.


"Letter of Credit Obligations" means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit.


"Level I, Level II, Level III, Level IV, and Level V," and individually, a "Level," shall mean the applicable Leverage Ratio set forth below:


Level                     Leverage Ratio
------                  ------------------
Level I                  > 4.00

Level II                 > 3.50 and  = 4.00

Level III                > 3.00 and  = 3.50

Level IV                 > 2.50 and  = 3.00

Level V                  > 2.00 and  = 2.50

Level VI                 < OR = 2.00


For purposes of determining the Applicable Margin applicable from time-to-time under this Agreement: (a) Level I shall be deemed to be applicable from the Original Closing Date until the fifth Business Day after receipt by the Administrative Agent of the June 30, 2000 financial statements of the Company and
(b) thereafter the Leverage Ratio (and corresponding Level) shall be determined from the financial statements of the Company and its Subsidiaries most recently delivered pursuant to Section 5.05 and certified to the Administrative Agent and the Lenders in the Compliance Certificate required to be delivered by the Company in connection with such financial statements pursuant to Section 5.05(d). Any change in the Applicable Margin after June 30, 2000 shall be effective on the fifth Business Day occurring after the date of receipt by the Administrative Agent of the financial statements pursuant to Section 5.05. If at any time the Company fails to deliver such financial statements and Compliance Certificate within the times specified in Section 5.05, Level I shall be deemed to be in effect until the fifth Business Day after the Administrative Agent receives such financial statements.


"Leverage Ratio" means, as of the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated Funded Debt as of such day to (b) the Company's Consolidated EBITDA for the four fiscal quarters then ended.


"Lien" means any mortgage, lien (statutory or other), pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement, encumbrance, priority or other security arrangement or preferential arrangement of any kind or nature whatsoever to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capitalized Lease or other title retention agreement).


"Liquid Investments" means:

(a)	short-term obligations of, or obligations the principal
        of and interest on which are unconditionally and fully guaranteed by, the United States of America;

(b) commercial paper rated "A-1" (or the then equivalent) or better by the rating service of Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. or "P-1" (or the then equivalent) or better by the rating service of Moody's Investors Service, Inc. or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Administrative Agent with the consent of the Majority Lenders;

(c)     demand deposit accounts maintained in the ordinary course of business;

(d)	certificates of deposit issued by and time deposits
        with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.00 (or the Equivalent Amount if denominated in a currency other than Dollars); provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest; and

(e)	such other instruments (within the meaning of Article 9
        of the Uniform Commercial Code as adopted in the State of New York on, before, or after the Effective Date) as the Company may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld.


"Loan Party" means each Borrower, each Guarantor, and each of the Company's other Subsidiaries executing a Credit Document.


"Majority Lenders" means, at any time, (a) before the Revolving Commitments terminate, Lenders holding at least 51% of the then aggregate Revolving Commitments and unpaid principal amount of the Term Notes held by the Lenders at such time and (b) thereafter, Lenders having at least 51% of the aggregate unpaid principal amount of the Notes and participation interests in the Letter of Credit Exposure at such time.


"Mandatory Revolving Borrowing" means a Revolving Borrowing comprised of Base Rate Advances made to repay a Swingline Advance which has not been repaid to the Swingline Bank on the date due.


"MARAD" means the Maritime Administration, United States of
America.


"MARAD Collateral" means the MARAD Vessels, additions and accessions thereto, inventory relating thereto, improvements thereof, all reserve and construction funds associated with any MARAD Financing and money and other instruments therein, MARAD Revenues, insurance and proceeds from insurance in respect of such property, and proceeds of any of the foregoing.


"MARAD Financing" means any debt obligations of the Company or its Subsidiaries for the purpose of financing or refinancing vessels which, pursuant to Title XI of the Merchant Marine Act of 1936, as amended, is secured by a full faith and credit guaranty of the U.S. government, represented by the Secretary of Transportation, acting through MARAD.


"MARAD Revenues" means the rights to payments and payments made under any contracts between the Company or any of its Subsidiaries and one or more of their customers under which the Company or any of its Subsidiaries uses a MARAD Vessel to perform any of its obligations under such contract.


"MARAD Vessels" means the Global Pioneer (Official Number 1040503), the Man-o-War (Official Number 1045921), the Kingfish (Official Number 1049274), the L-400 (Official Number 1056079), the CB-6 (Official Number 1048400), the GP-35 (Official Number 594130), the GP-37 (Official Number 631319), and, simultaneously with the application of the Net Cash Proceeds from the Hercules Title XI Issue to repay the Term Advances, the DB Hercules (Official Number 635).


"Material Adverse Change" shall mean (a) a material adverse change in the business, Property, condition (financial or otherwise), results of operations of the Company and its Subsidiaries, taken as a whole; (b) the occurrence and continuance of any event or circumstance which could reasonably be expected to have a material adverse effect on the Borrowers' and the Guarantors' ability, taken as a whole, to perform their obligations under this Agreement, any Note, any Guaranty, or any Security Document to which it is party; or (c) a material adverse effect on the validity or enforceability any material provision of the Credit Agreement, any Note, any Guaranty, or any Security Document or the material rights or remedies of the Administrative Agent or the Lenders thereunder.


"Material Domestic Subsidiary" means any Material Subsidiary of the Company which is not also a Foreign Subsidiary.


"Material Partial Loss" has the meaning set forth in the Vessel Mortgages.


"Material Subsidiary" means any Subsidiary of the Company having total assets or annual gross revenues in excess of $10,000,000.00 (or the Equivalent Amount if denominated in a currency other than Dollars), and "Material Subsidiaries" means all such Subsidiaries collectively.


"Material Vessel" means any construction barge, lifeboat, dive support vessel, offshore support vessel, jet sled, remotely operated vehicle, pushboat, cargo barges, utility boats, operational saturation diving systems or other vessel with an appraised value of $5,000,000.00 or more.


"Maximum Rate" means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).


"Mexican Collateral" means (a) all Pledged Collateral (as defined in the Mexican Pledge Agreement) and (b) the Global
Collateral.


"Mexican Guarantors" means the parties listed as Mexican
Guarantors on Schedule 3.01(a)(iv).


"Mexican Guaranty" means the guaranty executed by each Mexican Guarantor in favor of the Administrative Agent for the ratable benefit of the Lenders guaranteeing the Obligations of the Mexican Borrower and the other Mexican Guarantors, as it may be amended or modified and in effect from time to time, in substantially the form of the attached Exhibit C.


"Mexican Parent" means Global Industries Mexico Holdings, S.
de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable.


"Mexican Security Documents" means the Pledge Agreement executed by the Mexican Parent and all other documents or instruments executed in connection therewith.


"Mexican Subsidiaries" means the Mexican Parent, the Mexican Borrower, Global Vessels Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, Global Industries Offshore Services, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, and Global Industries Services, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, and each other Person that becomes a Subsidiary of one or more of such entities after the Original Closing Date.


"Mortgage" means each mortgage or deed of trust in substantially the form of the attached Exhibit D and executed by the Company or a Subsidiary of the Company to secure all or a portion of the Obligations.


"Mortgaged Vessels" means the Initial Mortgaged Vessels and
Vessels becoming subject to a Vessel Mortgage pursuant to Section 5.11.


"Multiemployer Plan" means a multiemployer plan as defined in section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is obligated to make contributions.


"Net Cash Proceeds" means, with respect to any sale, transfer, or other disposition of any of the Company's or any of its Subsidiaries' Property (including the issuance, sale or transfer of stock or other equity interest by the Company or such Subsidiary) all cash and Liquid Investments received by the Company or any of its Subsidiaries from such issuance, sale, transfer or other disposition after (a) payment of, or provision for, all commissions and other reasonable out-of-pocket fees and expenses actually incurred; (b) payment of any outstanding obligations relating to such Property paid in connection with, and necessary for, any such sale, transfer, or other disposition;
(c) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Company and its Subsidiaries directly related to such sale, transfer or other disposition; and (d) provision for all income or other taxes payable in respect of the fiscal year in which such sale, transfer, or other disposition occurs measured by or resulting from such sale transfer or other disposition and which are payable in such fiscal year or the succeeding fiscal year.


"Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Financial Contracts as determined in accordance with GAAP.


"Unrealized losses" means the fair market value of the cost to such Person of replacing such Financial Contract as of the date of determination (assuming the Financial Contract were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Financial Contract as of the date of determination (assuming such Financial Contract were to be terminated as of that date).


"Note" means a Revolving Note, a Term Note, or a Swingline
Note, and "Notes" means all such promissory notes collectively.


"Notice of Assignment" has the meaning set forth in Section
9.03(b).


"Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of a Borrower.


"Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Company.


"Obligations" means (a) all unpaid principal of the Advances, unpaid interest on the Advances, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and amounts payable by the Borrowers and the Guarantors to the Administrative Agent or the Lenders under the Credit Documents and (b) all Financial Contract Obligations of the Company or any of its Subsidiaries owing to any Lender or any Affiliate of a Lender.


"Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.


"Original Closing Date" means December 30, 1999.


"Original Currency" has the meaning set forth in Section 2.15(c).


"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.


"Participants" has the meaning set forth in Section 9.02(a).


"Performance Letter of Credit" means a letter of credit qualifying as a "performance-based standby letter of credit" under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.


"Permitted Bond Obligations" means the Company and its Subsidiaries' obligations in respect of the bonds and bank guaranties listed on the attached Schedule 1.01(b) in an amount not to exceed the amounts listed on such schedule and any renewal and extension (but not increase) thereof.


"Permitted Liens" has the meaning set forth in Section 6.01.


"Permitted Mexican Contract Financing" means the financing of any contract between a Mexican Subsidiary and one of it customers whereby (a) no Loan Party other than a Mexican Subsidiary is obligated to repay such financing or assure the performance of such customer; and (b) any performance guaranties delivered by the Company or one of its Subsidiaries in connection with such financing is strictly limited to a guaranty of such Mexican Subsidiaries' performance of such contract and in no way guarantees the repayment of such financing.


"Person" means an individual, partnership, limited liability partnership, limited liability company, corporation (including a business trust), joint stock company, enterprise, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency, department or instrumentality thereof or any trustee, receiver, custodian or similar official.


"Plan" means an employee benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled
Group may have any liability.


"Pledge Agreements" means each of the Pledge Agreements in substantially the form of the attached Exhibit G and executed by the Pledgors to secure all or a portion of the Obligations.


"Pledgors" means the Company and its Subsidiaries listed on
Schedule 3.01(a)(v) and other Subsidiaries of the Company executing a Pledge Agreement as required by Section 5.10.


"Property" of any Person means any and all property (whether real, personal, or mixed, tangible or intangible) of such Person or other assets owned, leased or operated by such Person.


"Pro Rata Share" means, at any time with respect to any Lender, (a) before the Revolving Commitments terminate, the ratio (expressed as a percentage) of such Lender's Revolving Commitments and outstanding principal amount of Term Advances at such time to the aggregate Revolving Commitments and aggregate outstanding principal amount of Term Advances at such time and
(b) thereafter, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Advances and aggregate outstanding participation interest in the Letter of Credit Exposure at such time to the aggregate outstanding Advances of all the Lenders and Letter of Credit Exposure at such time.


"Purchaser" has the meaning set forth in Section 9.03.


"Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts or warrants.


"Regulations T, U, X and D" means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.


"Reimbursement Obligations" means all of the obligations of the Company set forth in paragraph (c) of Section 2.15.


"Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.


"Replacement Capital Expenditures" means Capital
Expenditures incurred in the ordinary course of business to maintain the current level of production capacity, but not for acquisition of and improvements to capital assets to expand production capacity.


"Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section for which the disclosure requirements have not been waived by the PBGC.


"Response" shall have the meaning set forth in CERCLA or any other Environmental Law.


"Responsible Officer" means, of any Person, the Chief
Executive Officer, President, Chief Financial Officer, any
Executive or Senior Vice President, Vice President, Treasurer,
Secretary of such Person or any other member of senior management of such Person.


"Restricted Payment" means (a) the declaration or making by the Company or any of its Subsidiaries of any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption or other acquisition of, any shares of any capital stock (or other ownership interests) of such Person, other than dividends payable in such Person's stock or other ownership interests, as applicable; (b) the making by the Company or any of its Subsidiaries of any payment (scheduled or otherwise) in respect of Subordinated Debt, whether for principal, interest, fees, indemnities or any other amount; and
(c) any defeasance or covenant defeasance by the Company or any of its Subsidiaries in respect of Subordinated Debt of such Person.


"Revolving Advance" means an advance by a Lender to a Borrower as part of a Revolving Borrowing and refers to a Base
Rate Advance or a Eurodollar Advance.


"Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each Lender pursuant to Section 2.01(a), Continued pursuant to Section
2.02(b), or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.02(b).


"Revolving Credit Maturity Date" means the earlier of
(a) December 30, 2004 and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.04 or
Article VII.


"Revolving Commitment" means, for each Lender, the amount in Dollars set opposite such Lender's name on the signature pages of this Agreement as its Revolving Commitment or, if such Lender has entered into any Assignment and Acceptance after the Effective Date, the amount set forth for such Lender as its Revolving Commitment in the Notice of Assignment delivered to the Administrative Agent pursuant to Section 9.03(b).


"Revolving Note" means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit H, evidencing indebtedness of such Borrower to such Lender resulting from Revolving Advances owing to such Lender.


"Revolving Share" means (a) at any time before the Revolving Commitments terminate with respect to any Lender with a Revolving Commitment, the ratio (expressed as a percentage) of such Lender's Revolving Commitment at such time to the aggregate Revolving Commitments at such time and (b) at any time thereafter with respect to any Lender with outstanding Revolving Commitments, the ratio (expressed as a percentage) of such Lender's outstanding Revolving Advances at such time to the aggregate outstanding Revolving Advances at such time.


"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which such Person is a party providing for the leasing to the Company or any of its Subsidiaries of any Property owned by the Company or any of its Subsidiaries which has been or is sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.


"SEC" means the Securities and Exchange Commission, and any successor entity.


"Security Agreements" means each of the Security Agreements in substantially the form of the attached Exhibit I and executed by the Company and each Domestic Subsidiary which is a Guarantor to secure all or a portion of the Obligations.


"Security Documents" means the Mortgages, the Vessel
Mortgages, the Pledge Agreements, the Security Agreements, and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.


"Subordinated Debt" means any Debt of the Company or any of its Subsidiaries which is subordinated to their respective obligations under the Credit Documents in a manner satisfactory to the Administrative Agent and the Majority Banks and which is otherwise on terms and conditions satisfactory to the Administrative Agent and the Majority Banks.


"Subsidiary" of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.


"Swingline Advance" means an advance made available to the Company by the Swingline Bank pursuant to Section 2.01(c) and refers to a Base Rate Advance.


"Swingline Bank" means Bank One or any other Lender as a successor Swingline Bank.


"Swingline Borrowing" means a borrowing consisting of a Swingline Advance made by the Swingline Bank.


"Swingline Commitment" means the obligation of the Swingline
Bank to make Swingline Advances up to a maximum principal amount of $10,000,000.00 at any time outstanding.


"Swingline Note" means a promissory note in substantially the form of the attached Exhibit J duly executed by the Company and payable to the order of the Swingline Bank evidencing the obligation of the Company to repay the Swingline Advances. "Synthetic Lease Obligations" means the obligations of any Person under a lease arrangement treated as an operating lease for financial accounting purposes and a financing lease for tax purposes.


"Tax Group" has the meaning set forth in Section 4.11.


"Taxes" has the meaning set forth in Section 2.11(a).


"Term Advance" means an advance by a Lender to the Company as part of a Term Borrowing and refers to a Base Rate Advance or a Eurodollar Advance.


"Term Borrowing" means the borrowing consisting of simultaneous Term Advances of the same Type made by each Lender pursuant to Section 2.01(b), Continued pursuant to Section
2.02(b), or Converted by each Lender to Term Advances of a different Type pursuant to Section 2.02(b).


"Term Commitment" means, for each Lender, the amount in Dollars set opposite such Lender's name on the signature pages of this Agreement as its Term Commitment or, if such Lender has entered into any Assignment and Acceptance after the Effective Date, the amount set forth for such Lender as its Term Commitment in the Notice of Assignment delivered to the Administrative Agent pursuant to Section 9.03(b); provided, however, that after the date the initial Term Borrowing is made, the Term Commitment for such Lender shall be zero.


"Term Maturity Date" means December 30, 2004.


"Term Note" means a promissory note of the Company payable to the order of any Lender in substantially the form of the attached Exhibit K evidencing indebtedness of the Company to such Lender resulting from any Term Advance owing to such Lender.


"Term Share" means (a) on the date of the funding of the initial Term Advances with respect to any Lender with a Term Commitment, the ratio (expressed as a percentage) of such Lender's Term Commitment at such time to the aggregate Term Commitments at such time and (b) at any time thereafter with respect to any Lender with outstanding Term Advances, the ratio (expressed as a percentage) of such Lender's outstanding Term Advances at such time to the aggregate outstanding Term Advances at such time.


"Termination Event" means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations); (b) the withdrawal of any Loan Party or a member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA;
(d) the institution of proceedings to terminate a Plan by the PBGC; or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.


"Total Loss" has the meaning set forth in the Vessel Mortgages.


"Transferee" has the meaning set forth in Section 9.04.


"Type" has the meaning set forth in Section 1.04.


"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the actuarial assumptions used for such Plans as of such valuation date.


"Vessel Mortgages" means each of the Vessel Mortgages in form and substance satisfactory to the Administrative Agent executed by the Company and each of its Subsidiaries which owns an Initial Mortgaged Vessel or which obtains a Material Vessel after the Original Closing Date to secure all or a portion of the Obligations.


"Wholly Owned" means, with respect to any Subsidiary of any Person, the direct or indirect ownership of all of the outstanding capital stock or other ownership interest of such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.


"Year 2000 Compliant" is defined in Section 4.20.


"Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle date information including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Company and its Subsidiaries and of the Company and its Subsidiaries' material customers, suppliers and vendors.


"Year 2000 Program" is defined in Section 4.20.


Section 1.02 Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means
"from and including" and the words "to" and "until" each means
"to but excluding".


Section 1.03 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Administrative Agent in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent hereunder (which prior to the delivery of the first financial statements under Section 5.05, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the Financial Statements. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.


Section 1.04 Classes and Types of Advances.

Advances are distinguished by "Class" and "Type". The "Class" of an Advance refers to the determination of whether such Advance is a Revolving Advance, Term Advance, or Swingline Advance, each of which constitutes a Class. The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Advance or a Base Rate Advance, each of which constitutes a Type.


Section 1.05 Miscellaneous.

Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.





                                 ARTICLE II
                                THE ADVANCES


Section 2.01 The Advances.

(a) Revolving Advances. Each Lender having a Revolving Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Company and the Mexican Borrower in Dollars from time-to-time on any Business Day during the period from the Original Closing Date until the Revolving Credit Maturity Date; provided that, (i) the sum of (A) the aggregate outstanding principal amount of the Revolving Advances plus (B) the Letter of Credit Exposure plus
(C) the aggregate outstanding principal amount of the Swingline Advances may not exceed at any time the aggregate amount of the Revolving Commitments and (ii) the aggregate outstanding Revolving Advances made to the Mexican Borrower may not exceed $30,000,000.00; and provided that no Revolving Advances shall be made to the Mexican Borrower until the Company has executed and delivered a Guaranty pursuant to Section 5.13. Each Revolving Borrowing shall be in an aggregate amount not less than $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender's Revolving Commitment, the Borrowers may from time-to-time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).


(b) Term Advances. Each Lender having a Term Commitment severally agrees on the terms and conditions set forth in this Agreement to make a single Term Advance in Dollars to the Company on the Original Closing Date in an amount equal to such Lender's Term Commitment. The Term Borrowing shall consist of Term Advances of the same Type made on the same day by the Lenders ratably according to their respective Term Commitments. Any Term Borrowing that has been repaid may not be reborrowed.


(c) Swingline Advances.

(i) On the terms and conditions set forth in this Agreement, the Swingline Bank agrees to from time-to-time on any Business Day during the period from the Original Closing Date until the last Business Day occurring before the Revolving Credit Maturity Date, make advances ("Swingline Advances") in Dollars under the Swingline Note to the Company for periods of up to five Business Days (except that no Swingline Advance may mature after the Revolving Credit Maturity Date), bearing interest at the Alternate Base Rate plus the Applicable Margin, and in an aggregate principal amount not to exceed $10,000,000.00 outstanding at any time; provided that the sum of (A) the aggregate principal amount of outstanding Revolving Advances plus (B) the aggregate principal amount of outstanding Swingline Advances plus (C) the Letter of Credit Exposure shall never exceed the aggregate Revolving Commitments at such time; and provided further that no Swingline Advance shall be made by the Swingline Bank if the statements set forth in Section 3.02 are not true on the date of such Swingline Advance, it being agreed by the Company that the giving of the applicable Notice of Borrowing and the acceptance by the Company of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Company that on the date of such Swingline Advance such statements are true. Subject to the other provisions hereof, the Company may from time-to-time borrow, prepay (in whole or in part) and reborrow Swingline Advances.

(ii) Except as provided in the following clause (iii) below, each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Bank given no later than 2:00 p.m. (Chicago, Illinois time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the Administrative Agent. The Swingline Bank will promptly make the Swingline Advance available to the Company at the Company's account with the Administrative Agent.

(iii) The Company and the Lenders agree that in the event any Swingline Advance is not repaid on the date due to the Swingline Bank, the Administrative Agent may give each Lender having a Revolving Commitment a notice of Mandatory Revolving Borrowing, and upon receipt of such notice, each Lender having a Revolving Commitment shall pay to the Administrative Agent its Revolving Share of such Swingline Advance and such payment shall be deemed to be a Base Rate Advance made pursuant to such Lender's Revolving Commitment, whether made before or after termination of the Revolving Commitments, acceleration of the Revolving Advances, or otherwise, and whether or not the conditions precedent in
Section 3.02 have been satisfied at the time of such Mandatory Revolving Borrowing. The Administrative Agent shall give each Lender notice of such Mandatory Revolving Borrowing by 11:00 a.m. (Chicago, Illinois time) on the date the Mandatory Revolving Borrowing is to be made. Each Lender having a Revolving Commitment shall, regardless of whether the conditions in Section 3.02 have been met at the time of such Mandatory Revolving Borrowing and regardless of whether there exists any Default or Event of Default, make its Revolving Advance available to the Administrative Agent for the account of the Swingline Bank in immediately available funds by 1:00 p.m. (Chicago, Illinois time) on the date requested, and the Company hereby irrevocably instructs the Swingline Bank to apply the proceeds of such Mandatory Revolving Borrowing to the payment of the outstanding Swingline Advances.



Section 2.02 Method of Borrowing.

(a) Notice.  Each Borrowing (other than a Mandatory
Revolving Borrowing) shall be made pursuant to a Notice of Borrowing, given not later than (i) in the case of a Borrowing comprised of Eurodollar Advances, 10:00 a.m. (Chicago, Illinois time) on the third Business Day before the Borrowing Date of a requested Borrowing and (ii) in the case of a Borrowing comprised of Base Rate Advances, 10:00 a.m. (Chicago, Illinois time) on the Business Day of a requested Borrowing, in each case to the Administrative Agent's Applicable Lending Office. The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing of such requested Borrowing by telecopier or telex. Each Notice of Borrowing shall be by telecopier, telex or telephone, confirmed promptly in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Type and Class of Advances comprising such Borrowing, (C) the requested aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Borrowing. In the case of a requested Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under
Section 2.06(b). Each Lender shall make available its Revolving Share or Term Share, as applicable, of such Borrowing before 12:00 p.m. (Chicago, Illinois time) on the date of such Borrowing in immediately available funds to the Administrative Agent at its Applicable Lending Office on the date of such Borrowing or such other location as the Administrative Agent may specify by notice to the Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the applicable Borrower not later than 2:00 p.m. (Chicago, Illinois time) at such account as such Borrower shall specify in writing to the Administrative Agent.


(b) Conversions and Continuations. In order to elect to Convert or Continue an Advance under this Section, the Company shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no later than (i) 10:00 a.m. (Chicago, Illinois time) at least one Business Day in advance of such requested Conversion date in the case of a Conversion of a Eurodollar Advance to a Base Rate Advance or (ii) 10:00 a.m. (Chicago, Illinois time) at least three Business Days in advance of such requested Conversion date in the case of a Conversion into or Continuation of a Eurodollar Advance to another Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying
(A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Type, and Class of the Advance to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Advance, and (D) in the case of a Conversion to, or a Continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the interest rate under Sections 2.06(b). The portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing. Notwithstanding anything in this Agreement to the contrary, Conversions of Eurodollar Advances may only be made at the end of the applicable Interest Period for such Advances; provided, however, that Conversions of Base Rate Advances may be made at any time.


(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than (A) three
Interest Periods applicable to outstanding Eurodollar
Advances which are Term Advances and (B) five Interest
Periods applicable to outstanding Eurodollar Advances which are Revolving Advances;

(ii) (A) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or any of its Applicable Lending Offices to perform its obligations under this Agreement to make Eurodollar Advances, or to fund or maintain Eurodollar Advances, the right of the Company to select Eurodollar Advances from such Lender for such Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and such Lender's Advance for such Borrowing shall be a Base Rate Advance and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iii) if the Administrative Agent is unable to determine the Eurodollar Reference Rate for any requested Borrowing and the Administrative Agent gives telephonic or telecopy notice thereof to the Company as soon as practicable, the right of the Company to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make such Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iv) if the Majority Lenders shall, by 11:00 a.m.
(Chicago, Illinois time) at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Reference Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances and the Administrative Agent gives telephonic or telecopy notice thereof to the Company as soon as practicable, the right of the Borrowers to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Company shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Conversion or Continuation or to specify the Type of Eurodollar Advance in a Notice of Conversion or Continuation, the Administrative Agent will forthwith so notify the Company and the Lenders and such Advances will be made available to the Borrowers on the date of such Borrowing and will have an Interest Period of one month; and

(vi) no Advance may be Converted or Continued as a Eurodollar Advance at any time when a Default has occurred and is continuing.


(d) Notices Irrevocable.  Each Notice of Borrowing and
Notice of Conversion or Continuation delivered by a Borrower shall be irrevocable and binding on the Borrowers. In the case of any Borrowing which the related Notice of Borrowing or Notice of Conversion or Continuation specifies is to be comprised of Eurodollar Advances, the Company shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing or such Notice of Conversion or Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.


(e) Administrative Agent Reliance.  Unless the
Administrative Agent shall have received notice from a Lender before any Borrowing Date that such Lender will not make available to the Administrative Agent such Lender's Revolving Share or Term Share, as applicable, of any Borrowing, the Administrative Agent may assume that such Lender has made its Revolving Share or Term Share, as applicable, of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Revolving Share or Term Share, as applicable, of such Borrowing available to the Administrative Agent, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. If such Lender's Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the applicable Borrower shall repay such Lender's share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Advances comprising such Borrowing) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender's share of such Borrowing that was not made available to the Administrative Agent.


(f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Borrowing Date.


(g) Notes. The indebtedness of each Borrower to each Lender resulting from Revolving Advances and the Term Advances owing to such Lender shall be evidenced by the Revolving Note and the Term Note, respectively, of the applicable Borrower payable to the order of such Lender. The indebtedness of the Company to the Swingline Bank resulting from Swingline Advances owing to the Swingline Bank shall be evidenced by the Swingline Note.



Section 2.03 Fees.

(a) Revolving Commitment Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender having a Revolving Commitment a commitment fee on the average daily amount by which such Lender's Revolving Commitment exceeds the sum of (i) the aggregate principal amount of such Lender's outstanding Revolving Advances and (ii) its participation share of the Letter of Credit Exposure, from the Original Closing Date until the Revolving Credit Maturity Date at the Applicable Margin for Revolving Credit fees. The fees payable pursuant to this clause (a) are due quarterly in arrears on the last Business Day of each March, June, September, and December commencing March 31, 2000 and on the Revolving Credit Maturity Date. For purposes of calculating the commitment fee hereunder, the Letter of Credit Exposure for any Letters of Credit issued in a currency other than Dollars shall be at any time the Dollar Amount of such Letter of Credit Exposure as determined on the most recent Computation Date with respect to such Letter of Credit.


(b) Agent's Fees. The Company agrees to pay to the Administrative Agent and the Arranger the agent's and arranger's fees as separately agreed upon by the Company and the Administrative Agent in the letter agreement dated December 10, 1999 from the Arranger and Bank One to the Company on the dates required by such letter.


(c) Letter of Credit Fees.	The Company agrees to pay

(i) to the Administrative Agent for the pro rata benefit of each Lender having a Revolving Commitment for each Letter of Credit that is a Financial Letter of Credit and each Letter of Credit that is a Performance Letter of Credit issued for its account, a fee per annum equal to the Applicable Margin for such type of Letter of Credit; provided that, after the occurrence and during the continuance of an Event of Default, the applicable fee rate on such Letters of Credit shall be the Applicable Margin for such Letter of Credit plus 2% per annum and (ii) to such Issuing Bank, a fee for each Letter of Credit issued for its account in an amount per annum to be agreed upon between the Borrower and such Issuing Bank. Each such fee shall be based on the Dollar Amount of the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December commencing March 31, 2000 and on its expiration date.
In addition, the Company agrees to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance of a Letter of Credit for the Borrower's account, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.



Section 2.04 Reduction of the Commitments.

The Company shall have the right, upon at least five days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction of Revolving Commitments shall be in the minimum aggregate amount of $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding); and provided further that the aggregate amount of the Revolving Commitments may not be reduced below the aggregate principal amount of the outstanding Advances. Any reduction or termination of the Revolving Commitments pursuant to this
Section 2.04 shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Revolving Commitments as so reduced. The Administrative Agent shall give each Lender prompt notice of any commitment reduction or termination.



Section 2.05 Repayment.

(a) Revolving Advances. Each Borrower shall repay the outstanding principal amount of each Revolving Advance made to it on the Revolving Credit Maturity Date.


(b) Term Advances.	The Company shall repay the Term
Advances to the Administrative Agent for the benefit of the Lenders based on each Lender's Term Share in 18 equal installments in the principal amount of $9,210,526.32 each on the last Business Day of each calendar quarter, commencing June 30, 2000, to and including September 30, 2004, and a final installment in the principal amount of $9,210,526.24 on the Term Maturity Date.



Section 2.06 Interest.

The Borrowers shall pay interest on the unpaid principal amount of each Advance made by each Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:


(a) Base Rate Advances.  If such Advance is a Base Rate
Advance, a rate per annum equal at all times to the lesser of
(i) the Alternate Base Rate in effect from time-to-time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar month and on the date such Base Rate Advance shall be paid in full; provided that, after the occurrence and during the continuance of an Event of Default, such Advance shall bear interest at a rate per annum equal at all times to the lesser of (i) the Alternate Base Rate in effect from time-to-time plus the Applicable Margin plus 2% and (ii) the Maximum Rate.


(b) Eurodollar Advances. If such Advance is a Eurodollar Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Reference Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on the Business Day which occurs during such Interest Period 90 days from the first day of such Interest Period; provided that, after the occurrence and during the continuance of an Event of Default, such Advance shall bear interest at a rate per annum equal at all times to the lesser of
(i) the rate required to be paid on such Advance immediately prior to the occurrence of such Default plus 2% and (ii) the Maximum Rate.


(c) Additional Interest on Eurodollar Advances.  The
Company shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting
(A) the Eurodollar Reference Rate for the Interest Period for such Advance from (B) the rate obtained by dividing such Eurodollar Reference Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Company through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Company may reasonably request).


(d) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time (calculated after giving effect to all items charged which constitute "interest" under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect.


In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then each Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of
(A) the amount of interest which would have been charged on its Notes if the Maximum Rate had, at all times, been in effect and
(B) the amount of interest which would have accrued on its Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Notes.


In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.



Section 2.07 Prepayments.

(a) Right to Prepay. The Borrowers shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.


(b) Optional. A Borrower may elect to prepay any of the Advances owing by it to the Lenders, after giving prior written notice of such election by (i) 10:00 a.m. (Chicago, Illinois time) five days before such prepayment date in the case of Borrowings which are comprised of Eurodollar Advances, and (ii) 10:00 a.m. (Chicago, Illinois time) on the Business Day of such prepayment, in case of Borrowings which are comprised of Base Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment and the Type of Advances to be prepaid. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and such Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding).


(c) Mandatory.

(i) On any date on which the outstanding principal amount of the Revolving Advances plus the Letter of Credit
Exposure plus the outstanding principal amount of the Swingline Advances exceeds the aggregate Revolving
Commitments, the Company agrees to make a mandatory prepayment of the Revolving Advances in the amount of such excess.

(ii) The Company shall prepay the Term Advances by an amount equal to (A) (1) the amount required by Section 6.03(b)(iii) from the sale of any assets permitted by
Section 6.03 (other than sales of assets from the Company to any of its Subsidiaries or from any of its Subsidiaries to the Company or another Subsidiary of the Company), to the extent such amounts are not reinvested in accordance with
Section 6.03, on the 185th day after receipt of such amount and (2) 100% of the Net Cash Proceeds the Company or any of its Subsidiaries receives from an insurance policy or condemnation award in connection with a Casualty Event occurring when an Event of Default has occurred and is continuing or in connection with a Total Loss or a Material Partial Loss for which the insurance proceeds or condemnation proceeds are not reinvested in replacement assets of comparable value and utility within six months after receipt of such insurance proceeds, on the 185th day after receipt of such Net Cash Proceeds, (B) 100% of the Net Cash Proceeds of the Hercules Title XI Issue upon receipt thereof, (C) upon the receipt thereof, 100% of the Net Cash Proceeds of any Equity Issuance, excluding any Equity Issuance in the normal course of business pursuant to either an employee benefit plan or a dividend reinvestment plan, and (D) unless the Company's Leverage Ratio is less than 2.5 to 1.0 as of the end of such fiscal year, 75% of the Excess Cash Flow for each fiscal year (commencing with the fiscal year ending December 31, 2000), prior to April 30 of the subsequent fiscal year.

(iii) Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

(d) Application of Term Advance Prepayments.  All Term
Advance prepayments (other than from the Net Cash Proceeds of the Hercules Title XI Issue) shall be applied to future scheduled principal payments of each such Term Advances in the inverse order of maturity and all Term Advance prepayments from the Hercules Title XI Issue shall be applied to future scheduled payments pro rata.

(e) Illegality. If any Lender shall notify the Administrative Agent and the Company that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, the applicable Borrower shall, no later than 10:00 a.m. (Chicago, Illinois time) (A) if not prohibited by law or regulation to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (B) if prohibited by law or regulation to maintain such Eurodollar Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Lender shall simultaneously make a Base Rate Advance or, if not otherwise prohibited, make an Eurodollar Advance in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (iii) the right of the Borrowers to select Eurodollar Advances shall be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If the condition requiring the prepayment under this paragraph shall continue for such Lender for 90 days, such Lender may be replaced in accordance with the procedures in Section 2.13.

(f) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section
2.07 shall be irrevocable and binding upon the Borrowers.



Section 2.08 Funding Losses.

If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to
Article VII or (b) if any Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, such Borrower shall, within 10 days of any written demand sent by any Lender to the Company through the Administrative Agent, pay to Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.



Section 2.09 Increased Costs.

(a) Eurodollar Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Advances or participating in the Letter of Credit Exposure or to any Issuing Bank for issuing a Letter of Credit, then the Company shall from time-to-time, upon demand by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), immediately pay to Administrative Agent for the account of such Lender or such Issuing Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender and each Issuing Bank agrees to use commercially reasonable efforts (consistent with its internal policy and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender or such Issuing Bank, be otherwise economically disadvantageous to such Lender or such Issuing Bank. A certificate indicating the amount of such increased cost and detailing the calculation of such cost shall be submitted by such Lender or such Issuing Bank to the Company and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error.


(b) Capital Adequacy. If any Lender or Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the Original Closing Date affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Bank or any corporation controlling such Lender or such Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender's or such Issuing Bank's commitment to lend, commitment to issue a Letter of Credit, or other commitments of this type, then, upon demand by such Lender or such Issuing Bank (with a copy of any such demand to the Administrative Agent), the Company shall immediately pay to Administrative Agent for the account of such Lender or such Issuing Bank as the case may be, from time-to-time as specified by such Lender or such Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender or such Issuing Bank, in light of such circumstances, with respect to such Lender or such Issuing Bank, to the extent that such Lender or such Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender's or such Issuing Bank's commitment to lend or issue a Letter of Credit under this Agreement. A certificate as to such amount and detailing the calculation of such costs shall be submitted to the Company by such Lender or such Issuing Bank, such certificate to be conclusive and binding for all purposes, absent manifest error.



Section 2.10 Payments and Computations.

(a) Payments Generally.  Except as provided in Section
2.15(a) and (e), all payments of principal, interest, fees, and other amounts to be made by the Borrowers under this Agreement and the other Credit Documents shall be made to the Administrative Agent in Dollars at its office in New York or such other office as it designates to the Company in immediately available funds, without setoff, deduction, or counterclaim.


(b) Payment Procedures. The Borrowers shall make each payment under this Agreement and under their respective Notes not later than 12:00 p.m. (local time) on the day when due to the Administrative Agent at the Administrative Agent's address specified in Section 10.02 (or such other location as the Administrative Agent shall designate in writing to the Borrower). The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09, or 2.11, but after taking into account payments effected pursuant to
Section 10.04) (i) before the acceleration of the Advances pursuant to Section 7.02 or 7.03, (A) in the case of payments in respect of Revolving Advances in accordance with each Lender's Revolving Share, and (B) in the case of payments in respect of Term Advances, in accordance with each Lender's Term Share and
(ii) after the acceleration of the Advances pursuant to Section
7.02 or 7.03, in accordance with each Lender's Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. All payments owing in respect of Advances made or Letters of Credit issued in one currency (including, without limitation, interest, principal, commitment fees and letter of credit fees) shall be paid or repaid, as the case may be, in the same currency as such Advance or Letter of Credit, as applicable.


(c) Computations. All computations of interest based on the Corporate Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Effective Rate, the Eurodollar Reference Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.


(d) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.


(e) Agent Reliance. Unless the Administrative Agent shall have received written notice from a Borrower prior to the date on which any payment is due to the Lenders that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent a Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate for such day.



Section 2.11 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrowers shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding
(i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction and (ii) any taxes imposed by the United States of America by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable, on the Original Closing Date (or, in the case of a Lender which becomes a party to this Agreement after the Original Closing Date, on the date such Lender becomes a party to this Agreement), to payments to be made to such Lender or the Administrative Agent (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Lender, Taxes by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision of such jurisdiction. If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if a Borrower's obligation to deduct or withhold Taxes is caused solely by such Lender's or Administrative Agent's failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender or Administrative Agent could have provided such forms, no such increase shall be required; (ii) such Borrower shall make such deductions; and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.


(b) Other Taxes. In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").


(c) Indemnification. Each Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto (whether or not such Taxes or Other Taxes were correctly or legally asserted), in either case, attributable to such Borrower. Each payment required to be made by a Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date such Borrower receives written demand detailing the calculation of such amounts therefor from Administrative Agent on behalf of itself as Administrative Agent or any such Lender. If any Lender or the Administrative Agent receives a refund in respect of any taxes paid by a Borrower under this paragraph (c), such Lender or Administrative Agent, as the case may be, shall promptly pay to such Borrower its share of such refund.


(d) Evidence of Tax Payments. Each Borrower will pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment of such Taxes.


(e) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Administrative Agent on the Original Closing Date or upon, the effectiveness of any Assignment and Acceptance
(i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by a Borrower. Each Lender which delivers to the Company and the Administrative Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to the Company and the Administrative Agent two further copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Company and the Administrative Agent certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such form with respect to it and such Lender advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such forms. Each Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms and shall not be required to pay any additional amounts pursuant to paragraph (a) or indemnify a Lender pursuant to paragraph (c) with respect to such withheld tax.


(f) Repayment under Certain Circumstances. If a Borrower is required by any law or regulation to make any deduction or withholding from any sum payable by it under this Agreement and is prevented by law from fulfilling the related gross-up obligation, upon written notice to such Borrower from the Administrative Agent (which shall give such notice if, and only if, so requested by any Lender) the relevant Advances shall be repaid within 30 days of the date such notice is received by such Borrower together with accrued interest and any amounts owing under Section 2.08.


(g) Mitigation. Each Lender shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.



Section 2.12 Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share, Revolving Share, or Term Share, as applicable, of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.



Section 2.13 Lender Replacement.

If any Lender has notified the Company and the Administrative Agent of its incurring additional costs under Section 2.09 or has required the Borrower to make payment for taxes under Section 2.11(a) (other than payments in respect of Mexican Taxes), then the Company may, unless such Lender has notified the Company and the Administrative Agent that the circumstances giving rise to such notice no longer apply or a Default exists, terminate, in whole but not in part, the Revolving Commitment of any such Lender (other than the Administrative Agent) (the "Terminated Lender") and repay the Advances of such Lender at any time upon five Business Days prior written notice to the Terminated Lender and the Administrative Agent (such notice referred to herein as a "Notice of Termination"). In order to effect the termination of the Revolving Commitment of the Terminated Lender and the repayment of such Terminated Lender's Advances, the Company shall
(i) obtain an agreement with one or more other Lenders to increase their Revolving Commitment or Revolving Commitments and accept an assignment of the Terminated Lender's Advances or (ii) request any one or more other Persons otherwise meeting the requirements of Section 9.03(a) ("Eligible Assignees") to become parties to this Agreement in place of such Terminated Lender and agree to accept a Revolving Commitment or Revolving Commitments in an aggregate amount or amounts equal to the Revolving Commitment held by the Terminated Lender and accept an assignment of the Terminated Lender's Advances and (iii) pay all amounts due to the Terminated Lender pursuant to the provisions of Section
2.09 and 2.11(a); provided, however, that such one or more Eligible Assignees selected by the Company must become parties by accepting an Assignment and Acceptance (the Lenders or other Eligible Assignees that agree to accept in whole or in part the Revolving Commitment of the Terminated Lender and accept an assignment of the Terminated Lender's Advances being referred to herein as the "Replacement Lenders"), such that the aggregate increased or accepted Revolving Commitments of the Replacement Lenders and Advances assigned to the Replacement Lenders under clauses (i) and (ii) above equal to the Revolving Commitment and Advances of the Terminated Lender. The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the "Termination Date"), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Revolving Commitment and Advances and, if there will be more than one Replacement Lender, the portion of the Terminated Lender's Revolving Commitment and Advances to be assigned to each Replacement Lender. On the Termination Date,
(i) the Terminated Lender shall by execution and delivery of an Assignment and Acceptance assign its Revolving Commitment and Advances to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender's Revolving Commitment and Advances to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders all of its rights and obligations under this Agreement, including, without limitation, each of its Advances then outstanding and participation interest in Letters of Credit (if any) then outstanding pro rata at a price equal to the unpaid principal amount thereon plus interest and fees accrued and unpaid to the Termination Date, and (ii) the Replacement Lender or Replacement Lenders will thereupon succeed to and be substitute in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of
Section 9.03. For each assignment made under this Section 2.13 the Replacement Lender shall pay to the Administrative Agent the assignment fee provided for in Section 9.03(b). The Company shall be responsible for payment of all breakage fees associated with termination and Replacement Lenders, as set forth in Section 2.08.



Section 2.14 Applicable Lending Offices.

Subject to subsection 2.01, each Lender may book its Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances and Notes issues hereunder shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Company designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.



Section 2.15 Letters of Credit.

(a) Issuance.  From time-to-time from the Original Closing
Date until 30 days before the Revolving Credit Maturity Date, at the request of a Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Company or any of its Subsidiaries on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause (A) the Letter of Credit Exposure to exceed (B) the lesser of (1) $75,000,000.00 and (2)(I) the aggregate
Revolving Commitments minus (II) the sum of the aggregate outstanding principal Amount of all Revolving Advances and the aggregate outstanding principal amount of the Swingline
Advances;

(ii) unless such Letter of Credit, other than a Performance Letter of Credit, has an expiration date not later than the earlier of (A) one year after the date of issuance thereof and (B) five Business Days prior to the Revolving Credit Maturity Date; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond the Revolving Credit Maturity Date); provided that any Performance Letter of Credit may have an expiration date not later than thirty (30) Business Days prior to the Revolving Credit Maturity Date;

(iii) unless such Letter of Credit is (A) issued in a currency that is an Agreed Currency and (B) is otherwise in form and substance acceptable to the Issuing Bank;

(iv) unless such Borrower has delivered to the Issuing
Bank a completed and executed request for issuance of letter of credit in the form of the attached Exhibit L; and

(v) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor to such publication. If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.


(b) Participations. (i) On the Original Closing Date, the Issuing Bank shall be deemed to have sold to each Lender having a Revolving Commitment and each other Lender having a Revolving Commitment shall be deemed to have purchased from the Issuing Bank a participation equal to such Lender's Revolving Share on such date in the Letter of Credit Obligations with respect to the Existing Letters of Credit and (ii) upon the date of the issuance or increase of a Letter of Credit occurring on or after the Original Closing Date, the Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender's Revolving Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender's participation in such Letter of Credit.


(c) Reimbursement. Each Borrower hereby agrees to pay on demand to the Issuing Bank for the benefit of the Lenders in respect of each Letter of Credit issued for its account an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit in the currency of such Letter of Credit. Notwithstanding the foregoing sentence, if, after the issuance of a Letter of Credit in any Agreed Currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Letter of Credit was issued (the "Original Currency") no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the relevant Borrower upon demand, the Issuing Bank shall give notice of such failure to pay to the Administrative Agent and the applicable Lenders, and each Lender having a Revolving Commitment shall promptly reimburse the Issuing Bank for such Lender's Revolving Share of the Dollar Amount of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Borrowing comprised of Base Rate Advances to such Borrower from such Lender. If such reimbursement is not made by any Lender to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Federal Funds Effective Rate. Each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrowers as a Borrowing comprised of Base Rate Advances.


(d) Obligations Unconditional.  The obligations of each
Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which such Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (f);

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of a Borrower in connection with the Letters of Credit.


(e) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed after the applicable Revolving Credit Maturity Date, the Company shall pay to the Administrative Agent an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit and in the currency of such Letter of Credit to be held in the Cash Collateral Account and applied in accordance with paragraph (g) below. If currency control or exchange regulations are imposed in the country which issues such currency with the result that the Original Currency no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.


(f) Liability of Issuing Bank. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit
(including the Issuing Bank's own negligence), except that such Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, such Borrower, to the extent of any direct, as opposed to consequential, damages suffered by such Borrower which such Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.
In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.


(g) Cash Collateral Account.

(i) If a Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.15(e), 7.02(b) or 7.03(b), then such Borrower and the Administrative Agent shall establish the Cash Collateral Account and such Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Company hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders. If no Event of Default exists, the Administrative Agent shall release to the Company at the Company's written request any funds held in the Cash Collateral Account above the amounts required by Section 2.15(e) or otherwise.

(iii) Funds held in the Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.


(h) Determination of Dollar Amounts.  The Administrative
Agent will determine the Dollar Amount of the face amount of or any drawing under each Letter of Credit denominated in a currency other than Dollars on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Majority Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding sentence is herein described a "Computation Date" with respect to each Letter of Credit for which a Dollar Amount is determined on or as of such day.









                            ARTICLE III
                       CONDITIONS PRECEDENT


Section 3.01 Conditions Precedent to Effectiveness.

This Agreement shall become effective, and the Existing Credit
Agreement shall be amended and restated in accordance with the terms of this Agreement, on the date that the following conditions precedent have been satisfied:


(a) Documentation.  On or before the Effective Date, the
Administrative Agent and the Lenders shall have received the following, each dated on or before such day, duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules;

(ii) a Reaffirmation of the Guaranties described in
Part I of Schedule 3.01(a)(iv);

(iii) a Reaffirmation of the Pledge Agreements described in Schedule 3.01(a)(v);

(iv) a Reaffirmation of the Security Agreements;

(v) certificates from a Responsible Officer of the Company stating that (A) all representations and warranties of the Loan Parties set forth in the Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

(vi) certificates from the secretary of the Company certifying no change since the Original Closing Date as of the Effective Date of (A) the resolutions of the Board of Directors of each Loan Party approving the Credit Documents to which it is a party and the transactions contemplated thereby, (B) the articles or certificate (as applicable) of incorporation or other charter document and bylaws of each Loan Party, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Credit Documents;

(vii) certificates of a Responsible Officer of each of the Loan Parties certifying the names and true signatures of officers of the Loan Parties authorized to sign this Agreement, the Notes, Notices of Borrowing and the other Credit Documents to which such Loan Parties are a party;

(viii) a favorable opinion of Russ Robicheaux, General
Counsel to the Company, substantially in the form of the attached Exhibit M;

(ix) such other documents, governmental certificates and agreements as the Administrative Agent and the Lender may reasonably request.


(b) Payment of Fees. On the Effective Date, the Company shall have paid the fees required to be paid to the Administrative Agent, the Arranger, and the Lenders and all costs and expenses which have been invoiced and are payable pursuant to
Section 10.04.


(c) No Default. No Default shall have occurred and be continuing.


(d) Representations and Warranties. The representations and warranties contained in Article IV and in each other Credit
Document shall be true and correct as of the Effective Date.


(e) No Material Adverse Change. No event or events which, individually or in the aggregate, has had or is reasonably likely to cause a Material Adverse Change shall have occurred.


(f) Additional Information. The Administrative Agent shall have received such additional information which the Administrative Agent shall have reasonably requested, and such information shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.



Section 3.02 Conditions Precedent to Each Borrowing.

The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) or Convert to or Continue a Eurodollar Advance and the obligation of the Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Borrowing Date, the date of Continuation or Conversion, or issuance, extension or increase date of such Letters of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Conversion or Continuation and the acceptance by a Borrower of the proceeds of such Advance or the request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Advance, the date of such Conversion or Continuation, or the date of such issuance, extension or increase such statements are true):


(a) the representations and warranties contained in
Article IV and in each other Credit Document are true and correct on and as of the date of such Advance, Continuation or Conversion, or the issuance, extension or increase of such Letter of Credit before and after giving effect to such Advance and to the application of the proceeds from such Advance, such Continuation or Conversion, or to the issuance, extension or increase of such Letter of Credit, as applicable, as though made on, and as of such date; and


(b) no Default has occurred and is continuing or would result from such Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit.



Section 3.03 Determinations Under Section 3.01.

For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowings.






                              ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES


Each Borrower jointly and severally represents and warrants as follows:


Section 4.01 Corporate Existence; Subsidiaries.

Each of the Company and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change.


Section 4.02 Corporate Power.

The execution, delivery, and performance by the Company and each of the other Loan Parties of this Agreement, the Notes, the other Credit Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Loan Party's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) such Loan Party's articles or certificate (as applicable) of incorporation or bylaws or (ii) any law or any contractual restriction binding on or affecting such Loan Party which could reasonably be expected to cause a Material Adverse Change, and
(d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance or the issuance, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, extension or increase of such Letter of Credit will be within the applicable Borrower's corporate powers, will have been duly authorized by all necessary corporate action, will not contravene (i) such Borrower's articles or certificate (as applicable) of incorporation or other charter document or bylaws or (ii) any law or any contractual restriction binding on or affecting such Borrower which could reasonably be expected to cause a Material Adverse Change and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.


Section 4.03 Authorization and Approvals.

No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company and each of the other Loan Parties of this Agreement, the Notes, the other Credit Documents to which each is a party or the consummation of the transactions contemplated thereby. At the time of each Advance or the issuance, extension or increase of each Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Advance or the use of the proceeds of such Advance or the issuance, extension or increase of such Letter of Credit.


Section 4.04 Enforceable Obligations.

This Agreement, the Notes, and the other Credit Documents to which the Company and the other Loan Parties are a party have been duly executed and delivered by the Company or such Loan Parties, as applicable. Each Credit Document to which the Company or any of the other Loan Parties is a party is the legal, valid, and binding obligation of the Company and each such Loan Party and is enforceable against the Company and each such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).


Section 4.05 Financial Statements.

(a) The Company has delivered to the Administrative Agent the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial condition of the Company as of their respective dates and for their respective periods in accordance with GAAP. As of the date of the Financial Statements, there were no material Contingent Obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Company or any of its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since December 31, 1998, no Material Adverse Change has occurred.


Section 4.06 True and Complete Disclosure.

All factual information (whether delivered before or after the Effective Date) furnished by or on behalf of the Company and its Subsidiaries in writing to the Administrative Agent and the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.


Section 4.07 Litigation.

There is no pending or threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document. Additionally, there is no pending or threatened action or proceeding instituted against the Company or any of its Subsidiaries which seeks to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.



Section 4.08 Use of Proceeds.

The proceeds of the Advances will be used by the Borrowers and their Subsidiaries for the purposes described in Section 5.08. The Company and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
Section 4.09 Investment Company Act.
Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


Section 4.10 Public Utility Holding Company Act.

Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", as such terms are used in the Public Utility Holding Company Act of 1935, as amended.


Section 4.11 Taxes.

All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Company or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed (except where any obligation to so file is being contested in good faith and by appropriate proceedings and after adequate reserves have been provided therefor), and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings and after providing adequate reserves therefor. None of the Company nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions which are material in amount. None of the Property owned by the Company or any other member of the Tax Group is Property which the Company or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of
Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Company and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Company and all other members of the Tax Group.


Section 4.12 Pension Plans.

No Termination Event has occurred with respect to any Plan, and, except for any failure that could not reasonably be expected to cause a Material Adverse Change, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed with respect to any Plan under Section 4971 of the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a Material Adverse Change. None of the Company nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unpaid withdrawal liability that could reasonably be expected to cause a Material Adverse Change. As of the most recent valuation date applicable thereto, none of the Company nor any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the Effective Date and current factual circumstances, the Company has no reason to believe that the annual cost during the term of this Agreement to the Company or any of its Subsidiaries for post-retirement benefits to be provided to the current and former employees of the Company or any of its Subsidiaries under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.


Section 4.13 Condition of Property; Casualties.

The material Properties used or to be used in the continuing operations of the Company and each of its Subsidiaries are (a) in substantially the same or better repair, working order, and condition as such Properties were as of December 31, 1998, normal wear and tear excepted and (b) in such repair, working order and condition to permit the Company and its Subsidiaries to operate such Properties in substantially the same or better manner as operated as of December 31, 1998. Since the Effective Date, neither the business nor the material Properties of the Company and each of its Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect would reasonably be expected to cause a Material Adverse Change.


Section 4.14 Insurance.

The Company and its Subsidiaries are insured by reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.


Section 4.15 No Burdensome Restrictions; No Defaults.

(a) Neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which would reasonably be expected to cause a Material Adverse Change. Neither the Company nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or other instrument to which the Company or such Subsidiary is a party and which would reasonably be expected to cause a Material Adverse Change. Neither the Company nor any of its Subsidiaries has received any notice of default under any contract, agreement, lease or other instrument to which the Company or its Subsidiaries is a party which is continuing or which, if not cured, would reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.


Section 4.16 Environmental Condition.

Except as disclosed on the attached Schedule 4.16:

(a) The Company and its Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all material terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit by the Company or any of its Subsidiaries; and (iv) are not subject to any material actual or contingent Environmental Claim.

(b) (i) None of the present or previously owned or operated Properties of the Company or of any of its present or former Subsidiaries, wherever located, (A) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, the RCRA Corrective Action List, or their state or local analogs, nor has the Company been otherwise notified of the designation, listing or identification of any Property of the Company or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, corrective action, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions); (B) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Company or any of its present or former Subsidiaries, wherever located; or (C) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or would reasonably be expected to result in the need for Response that would cause a Material Adverse Change and (ii) none of the Company or any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Substances to any third party site which would reasonably be expected to result in the need for Response that would cause a Material Adverse Change.



Section 4.17 Title to Property, Etc.

(a) Each of the Company and its Subsidiaries has good and marketable title in all its Property, except where the failure to have such good and marketable title would not reasonably be expected to cause a Material Adverse Change, and none of such Property is subject to any Lien, except Permitted Liens.

(b) Schedule 5.13 sets forth all the Material Vessels of the Company and its Subsidiaries on the Original Closing Date and identifies the registered owner, flag, official or patent number, as the case may be, on the Original Closing Date.



Section 4.18 Security Interests.

On the Effective Date, all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in the Security Documents executed on the Effective Date will have been made, obtained, and taken in all relevant jurisdictions, or satisfactory arrangements will have been made for all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in such Security Documents to be made, obtained, or taken in all relevant jurisdictions. Upon the filing of the Security Documents referred to in this Section 4.18, each of the Security Documents executed on the Effective Date creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, to the extent perfection of a security interest or Lien is governed by Article 9 of the UCC (as defined in the applicable Security Documents) and subject to no other Liens (other than Permitted Liens) in favor of the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made upon or prior to (or are the subject of arrangements, satisfactory to the Administrative Agent, for filing on or promptly after the date of) the execution and delivery thereof.


Section 4.19 Subsidiaries; Corporate Structure.

The Subsidiaries of the Company listed on Schedule 4.19 constitute all of the Subsidiaries of the Company on the Original
Closing Date. Schedule 4.19 correctly lists the names, ownership, jurisdictions of incorporation or formation of each of the Company's Subsidiaries as of the Original Closing Date.


Section 4.20 Year 2000 Compliance.

The Company has (a) initiated a review and assessment of all Year 2000 Issues within its and each of its Subsidiaries' business and operations, (b) developed a program for remediating the Year 2000 Issues (a "Year 2000 Program") on a timely basis, and (c) to date, implemented that Year 2000 Program in accordance with its timetable. The Company reasonably believes that all of its computer applications that are material to its or any of its Subsidiaries' business and operations will be able to perform adequately all date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant") prior to December 31, 1999, except to the extent that a failure to do so would not reasonably be expected to cause a Material Adverse Change.


Section 4.21 Citizenship.

Each Loan Party which owns a Material Vessel is qualified to own and operate such Material Vessel under the laws of the jurisdiction in which any such Material Vessel is flagged.





                                 ARTICLE V
                           AFFIRMATIVE COVENANTS


So long as the Notes or any amount under any Credit Document shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.


Section 5.01 Compliance with Laws, Etc.

Each of the Company and its Subsidiaries will comply with all Legal Requirements except where the failure to so comply could not reasonably be expected to cause a Material Adverse Change. Without limiting the generality and coverage of the foregoing, each of the Company and its Subsidiaries shall comply with all applicable Environmental Laws, and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Company and its Subsidiaries do business except where the failure to so comply could not reasonably be expected to cause a Material Adverse Change.


Section 5.02 Maintenance of Insurance.

(a) Each of the Company and its Subsidiaries will maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in the same general areas in which the Company and its Subsidiaries operate. In addition, the Company and its Subsidiaries shall comply with all requirements regarding insurance contained in the Security Documents.

(b) If a Loan Party who owns a Mortgaged Vessel affected by a Casualty Event that results in a Total Loss or a Material Partial Loss shall have made all necessary repairs and replacements to the Mortgaged Vessel affected by such Total Loss or Material Partial Loss within six months (or such longer period as reasonably may be required, not to exceed one year) following such Total Loss or Material Partial Loss then, so long as no Event of Default shall have occurred and be continuing, all insurance proceeds and proceeds from condemnation received by such Loan Party or the Administrative Agent as a result of such Casualty Event shall be applied in payment for all necessary repairs and replacement to the Mortgaged Vessel affected by such Casualty Event or, to the extent the costs of such repairs and replacements shall have been paid by a Loan Party, to reimburse such Person. If an Event of Default exists or if repairs and replacements are not made as required in the preceding sentence, all proceeds of insurance or condemnation in connection with a Casualty Event received by a Loan Party or the Administrative Agent as a result of such Casualty Event shall be applied to repay the Obligations as required by Section 2.07(c)(ii).


Section 5.03 Preservation of Corporate Existence, Etc.

Except as permitted by Section 6.03, each of the Company and each of its Subsidiaries will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change.


Section 5.04 Payment of Taxes, Etc.

Each of the Company and each of its Subsidiaries will pay and discharge before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and
(b) all lawful claims of Governmental Authorities that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that the Company and its Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves, if required in conformity with GAAP, have been provided.


Section 5.05 Reporting Requirements.

The Company will furnish to the Administrative Agent for distribution to the Lenders (with sufficient copies for each Lender to receive a copy from the Administrative Agent):

(a) Defaults. As soon as possible and in any event within five Business Days after the occurrence of a Default becomes known to a Responsible Officer of a Borrower which is continuing on the date of such statement, a statement of a Responsible Officer of such Borrower setting forth the details of such Default and the actions which such Borrower has taken and proposes to take with respect thereto;

(b) Quarterly Financials. As soon as available and in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company, as of the end of such quarter and the consolidated statements of operations, and cash flows of the Company for the periods then ended and for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by an authorized financial officer of the Company as having been prepared in accordance with GAAP;

(c) Audited Annual Financials. As soon as available and in any event not later than 105 days after the end of each fiscal year of the Company, copies of the annual audited financial statements for such year for the Company, including therein the consolidated balance sheet of the Company as of the end of such fiscal year and consolidated statements of operations, changes in shareholders' equity and cash flows for such fiscal year, in each case certified by independent certified public accountants of nationally recognized standing together with a certificate of such accounting firm to the Administrative Agent and the Lenders stating that, in the course of the regular audit of the business of the Company, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof;

(d) Compliance Certificates. (i) Within 60 days of each fiscal quarter end of the Company for the first three fiscal quarters of each fiscal year of the Company and (ii) within 105 days of each fiscal year end of the Company, a Compliance Certificate for such fiscal quarter or fiscal year then ended indicating compliance with Sections 6.10 through 6.13;

(e) Other Creditors. The Company shall provide promptly and in any event within five Business Days after the giving or receipt thereof, copies of any material notices, information, and documents given or received by any Loan Party pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement relating to Debt of $5,000,000.00 or more;

(f) Securities Law Filings. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Company or any of its Subsidiaries files with the SEC;

(g) Termination Events. As soon as possible and in any event (i) within 30 days after the Company or any of its Subsidiaries knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Company or its Subsidiaries knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a senior financial officer of the Company or such Subsidiary describing such Termination Event and the action, if any, which the Company or such Subsidiary proposes to take with respect thereto;

(h) Termination of Plans. Promptly and in any event within ten Business Days after receipt thereof by the Company or any member of the Controlled Group from the PBGC, copies of each notice received by the Company or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(i) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Company or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Company or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA in an amount that could reasonably be expected to cause a Material Adverse Change;

(j) Disputes, etc. Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Company and its Subsidiaries threatened, or affecting the Company or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change;

(k) Material Changes. Prompt written notice of any condition or event of which the Company or any of its Subsidiaries has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse
Change;

(l) Environmental Notices. Promptly upon the receipt thereof by the Company or any of its Subsidiaries, a copy of any form of notice, summons or citation received from any Governmental Authority or any other third party, concerning

(i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor in excess of $5,000,000.00,

(ii) any action or omission on the part of the Company or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could result in a liability therefor in excess of $5,000,000.00, (iii) any notice of potential responsibility under CERCLA or any analogous law which could result in a liability therefor in excess of $5,000,000.00, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Company or any of its Subsidiaries, or any of their leased or owned Property with a value of more than $5,000,000.00, wherever located;

(m) Insurance. On or before April 15 of each year commencing April 15, 2000, the Company will deliver to the Administrative Agent a report prepared by the Company's independent maritime insurance broker which report (i) lists all insurance policies and programs then in effect with respect to the Mortgaged Vessels, (ii) specifies for each such policy and program, (A) the amount thereof, (B) the risks insured against thereby, (C) the name of the insurer and each insured party thereunder and (D) the policy or other identification number thereof, and (iii) certifies that all such policies and programs are (A) in full force and effect, (B) are placed with such insurance companies, underwriters or associations, in such amounts, against such risks, and in such form, as are customarily issued against by Persons of similar size and established reputation engaged in the same or similar businesses and similarly situated and as are necessary or advisable for the protection of the Administrative Agent as mortgagee, and (C) conform with the requirements of this Agreement and the Security Documents;

(n) Year 2000 Compliance. The Company will promptly notify the Administrative Agent in the event the Company discovers or determines that any computer applications that are material to its or any of its Subsidiaries' business and operations are not Year 2000 Compliant, except to the extent that such failure could not reasonably be expected to cause a Material Adverse Change; and

(o) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Company and its Subsidiaries as the Administrative Agent or any Lender may from time-to-time reasonably request.


Section 5.06 Maintenance of Property.

Each of the Company and its Subsidiaries shall (a) maintain their material owned, leased, or operated property, equipment, buildings and fixtures in substantially the same or better condition and repair as the condition and repair as of December 31, 1999, normal wear and tear excepted and (b) not knowingly or willfully permit the commission of waste or other injury, or the release of Hazardous Substances on or about the owned or operated property in violation of applicable Environmental Laws.


Section 5.07 Inspection.

From time-to-time upon reasonable notice and during normal business hours, the Company and its Subsidiaries shall (a) permit the Administrative Agent (at the request of any Lender) to examine and copy their books and records, (b) permit the Administrative Agent and the Lenders to visit and inspect their Properties, and (c) permit the Administrative Agent and Lenders to discuss the business operations and Properties of the Company and its Subsidiaries with their officers and directors.


Section 5.08 Use of Proceeds.

The Borrowers shall use the proceeds of Advances for (i) the refinancing of existing Debt of the Company and its Subsidiaries,
(ii) Capital Expenditures, and (iii) general corporate purposes of the Company and its Subsidiaries. The Borrowers will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).


Section 5.09 Nature of Business.

Neither the Company nor any of its Subsidiaries shall engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the Original Closing Date.


Section 5.10 New Subsidiaries.

(a) Within 10 Business Days after (i) the date of the creation of any new Material Domestic Subsidiary of the Company,
(ii) the date that any Subsidiary of the Company that was not a Material Domestic Subsidiary becomes a Material Domestic Subsidiary, or (iii) the purchase permitted by this Agreement by the Company or any of its Subsidiaries of the capital stock of any Person, which purchase results in such Person becoming a Material Domestic Subsidiary of the Company, the Company shall, in each case, cause (A) such Material Domestic Subsidiary to execute and deliver to the Administrative Agent (with sufficient originals for each applicable Lender) any or all of the following documents requested by the Administrative Agent: a Guaranty to guaranty the Obligations and a Security Agreement, a Pledge Agreement (if such new Subsidiary owns one or more Subsidiaries), one or more Vessel Mortgages (if such new Subsidiary owns one or more Material Vessels), and such other Security Documents as the Administrative Agent may reasonably request, in each case to secure the Obligations together with evidence of corporate authority to enter into such Guaranty, Security Agreement, Pledge Agreement, Vessel Mortgages and other Security Documents as the Administrative Agent may reasonably request and (B) the Company or its Subsidiary owning capital stock or other equity interests of such new Subsidiary to execute a Pledge Agreement pledging 100% of its interests in the capital stock or other equity interests of such new Subsidiary to secure the Obligations and deliver such evidence of corporate authority to enter into such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

(b) Within 10 Business Days after (i) the date of the creation of any new Mexican Subsidiary that is a Material Subsidiary or (ii) the purchase of a Person by a Mexican Subsidiary, which purchase results in such Person becoming a Mexican Subsidiary that is a Material Subsidiary, the Company shall, in each case, cause (A) such Mexican Subsidiary to execute and deliver to the Administrative Agent (with sufficient originals for each applicable Lender) any or all of the following documents requested by the Administrative Agent or any Lender: a Guaranty to guaranty the Mexican Subsidiaries' Obligations and Mexican Security Documents and one or more Vessel Mortgages (if such new Subsidiary owns one or more Material Vessels), and such other Security Documents and the Administrative Agent or any Lender may reasonably request, in each case to secure the Mexican Subsidiaries' Obligations together with evidence of corporate authority to enter into such Guaranty, Mexican Security Document, and Vessel Mortgages and (B) the Company or its Subsidiary owning capital stock or other equity interests of such new Subsidiary to execute a Pledge Agreement pledging 100% of its interests in the capital stock or other equity interests of such new Subsidiary to secure the Mexican Subsidiaries' Obligations and 66% of its interests in such capital stock to secure the Loan Parties' Obligations and such evidence of corporate authority to enter into such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

(c) Within 10 Business Days after (i) the date of the creation of any new Material Subsidiary that is a Foreign Subsidiary (other than a Mexican Subsidiary) or (ii) the purchase of a Person by the Company or any of its Subsidiaries of a Foreign Subsidiary that is a Material Subsidiary, the Company shall, in each case to the extent permitted by applicable foreign law, cause the stockholder of such new Subsidiary to execute a Pledge Agreement pledging 66% of its interests in the capital stock or other equity interests of such new Subsidiary to secure the other Foreign Subsidiaries' Obligations and 66% of its interests in such capital stock or other equity interests to secure the Company and its Domestic Subsidiaries' Obligations and in all cases such evidence of corporate authority to enter into such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.


Section 5.11 New Vessels.

Upon the acquisition by the Company or any of its Subsidiaries of any Material Vessel, the Company will, or will cause the Subsidiary which acquired such Material Vessel to, execute and deliver to Administrative Agent for the ratable benefit of the Lenders (a) a Vessel Mortgage granting a security interest in such Material Vessel to secure (i) in the case of the Company or a Domestic Subsidiary, the Loan Parties' Obligations and (ii) in the case of a Foreign Subsidiary, such Foreign Subsidiary's Obligations and (b) such evidence of corporate authority to enter into such Vessel Mortgage as the Administrative Agent may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to execute and deliver a Vessel Mortgage covering any Material Vessel which is acquired or to be acquired with MARAD Financing, subject to liens securing purchase money debt or Capital Leases, or subject to liens securing Debt permitted by clause 6.02(e).


Section 5.12 Rate Hedging Agreements.

If the Hercules Title XI Issue has not been completed within 180 days after the Original Closing Date, then the Company shall, within 30 days after such initial 180-day period has concluded, enter into Rate Hedging Agreements with a Lender or Lenders in an aggregate notional amount not less than 50% of the outstanding principal amount of the Term Advances that reduces proportionately with the amortization of the Term Advances. Such Rate Hedging Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent.


Section 5.13 Post Closing Collateral.
The Company shall provide or cause to be provided:

(a) within 45 days after the Original Closing Date, such surveys and title insurance as may be reasonably requested by the Administrative Agent for the Property subject to the Mortgages;

(b) within 45 days after receipt of written request of the Administrative Agent made no earlier than six months after the Original Closing Date, a Mortgage granting an Acceptable Security Interest in any of the real estate of the Company and its Subsidiaries held for sale on the Original Closing Date that has not been sold as of the date of the Company's receipt of such notice and such surveys and title insurance for such real estate as the Administrative Agent may reasonably request;

(c) within 30 days after the Original Closing Date, (i) a Guaranty executed by the Company and the Guaranties described in
Part II of Schedule 3.01(a)(iv) duly executed by the Guarantors party thereto, (ii) Pledge Agreements duly executed by the pledgors party thereto, pledging all of the equity interests held by the Company and its Subsidiaries in the Company's Material Domestic Subsidiaries not pledged as of the Original Closing Date and 66% of the equity interests held by the Company and its Subsidiaries in the Company's Material Foreign Subsidiaries, in each case together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, on instruments necessary to create an Acceptable Security Interest in such equity interests; (iii) Security Agreements duly executed by the Company and Pipelines, Incorporated granting to the Administrative Agent for the benefit of the Lenders a Lien in substantially all of the personal property of such Persons (other than personal property not subject to the Uniform Commercial Code ("UCC") and the MARAD Collateral) to secure the Obligations, in each case together with UCC-1 financing statements and any other documents, agreements, instruments or actions necessary at any time hereafter to create an Acceptable Security Interest in such pledged collateral, including any action required to comply with the Revised Article 9 of the UCC, (iv) the Vessel Mortgages executed by each of the Company and each of its Subsidiaries which owns a Vessel listed on Schedule 5.13 duly executed by the parties thereto, granting a Lien to the Administrative Agent for the benefit of the Lenders in such Vessels listed on Schedule 5.13 (which Schedule does not list the MARAD Vessels and the Heller Vessels) to secure the Obligations, in each case together with any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Vessels and the revenues therefrom (other than MARAD Collateral); (v) a Mortgage executed by the Company granting a Lien to the Administrative Agent for the benefit of the Lenders in the real estate listed on the attached


Schedule 5.13 to secure the Obligations; and (vi) a favorable opinion of Vinson & Elkins, L.L.P. and, if applicable, of local counsel reasonably satisfactory to the Administrative Agent covering such items as the Administrative Agent may reasonably request for New York, Texas, Louisiana, Mexico, Vanuatu, and the
Cayman Islands, and any other jurisdiction in which a Material
Subsidiary is located or a material amount, as determined by the Administrative Agent in its reasonable discretion, of the Collateral is located; and (d) within 30 days after the repayment of the Debt secured by the Heller Vessels, a Vessel Mortgage granting the Administrative Agent an Acceptable Security Interest in such Vessels.




                              ARTICLE VI
                          NEGATIVE COVENANTS


So long as the Notes or any amount under any Credit Document shall remain unpaid, any Lender shall have any Commitment, or there shall exist any Letter of Credit Exposure, each Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.


Section 6.01 Liens, Etc.

Neither the Company nor any of its Subsidiaries will create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Company and its Subsidiaries may create, incur, assume or suffer to exist the following which are permitted liens ("Permitted Liens"):

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments or governmental charges or levies on Property of the Company and its Subsidiaries to the extent not required to be paid pursuant to Sections 5.01 and 5.04;

(c) Liens set forth in the attached Schedule 6.01 securing
Debt described therein and refinancings of such Debt; provided that, the aggregate principal amount of such Debt shall not be renewed, refinanced or extended if the amount of such Debt so renewed, refinanced or extended is greater than the outstanding amount of such Debt on the Original Closing Date;

(d) Liens imposed by law or contract, such as preferred maritime Liens incurred in the ordinary course of business (including liens for wages, tort, general average salvage, repair, supplies, towage, use of a drydock facility or marine railway, or other necessaries supplied to a vessel), carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business (whether or not statutory) which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, for which a reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made;

(e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed
$7,500,000.00;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, leases, subleases, licenses, sublicenses, restrictions on the use of Property or minor imperfections in title thereto which, individually and in the aggregate, could not reasonably be expected to cause a Material Adverse Change, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(g) Liens on Property of Persons which become Subsidiaries of the Company after the Original Closing Date securing Debt permitted hereby; provided that, (i) such Liens are in existence at the time the respective Persons become Subsidiaries of the Company and were not created in anticipation thereof and (ii) the Debt secured by such Liens (A) is secured only by such Property and not by any other assets of the Subsidiary acquired, and (B) is not increased in amount;

(h) Liens arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(i) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Company or any of its Subsidiaries in the ordinary course of business prior to or at the time of the Company's or such Subsidiary's acquisition of such equipment; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Company and its Subsidiaries, (iii) is not increased in amount, and (iv) the aggregate principal amount of the indebtedness secured by the Liens permitted by this paragraph (i) shall not exceed $10,000,000.00;

(j) Liens securing the Heller Loan Agreement and any MARAD
Financing, including the Hercules Title XI Issue; provided that each such Lien encumbers only the property financed in connection with the creation of any such Debt and any other Heller
Collateral or MARAD Collateral; and

(k) Liens securing Capitalized Leases to the extent such Debt is permitted under Section 6.02(j); provided that (i) each such Lien only encumbers the property acquired in connection with the creation of such Capital Lease and all proceeds therefrom and
(ii) the fair market value of the collateral securing any such Debt may exceed the outstanding principal amount of such Debt only to the extent such excess is within customary commercial bank lending and collateralization requirements.



Section 6.02 Debts, Guaranties and Other Obligations.

The Company will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

(a) Debt of the Company and its Subsidiaries under the Credit Documents;

(b) intercompany Debt incurred in the ordinary course of business owed (i) by any Wholly Owned Subsidiary of the Company to the Company or to any other Wholly Owned Subsidiary of the Company, (ii) by the Company to any of its Wholly Owned Subsidiaries, and (iii) by any Mexican Subsidiary to another Mexican Subsidiary; provided that, all such intercompany Debt shall be subordinated to the Obligations in accordance with the terms set forth in the Guaranties;

(c) Debt secured by the Liens permitted under paragraphs (c) and (i) of Section 6.01;

(d) any MARAD Financing used to finance the acquisition, construction, or improvement of the Company's or any of its Subsidiaries' Vessels (including any rearrangements, extensions, or refinancing thereof) in an aggregate principal amount outstanding at any time not to exceed $150,000,000.00; provided that, except as permitted by clause (e) below, the Company and its Subsidiaries may not enter into additional MARAD Financing described in this clause (d) (other than rearrangements, extensions, or refinancings thereof) if a Default is continuing or entering into the additional indebtedness would reasonably be expected to cause a Default;

(e) the Hercules Title XI Issue;

(f) the Company's obligations in respect of the Carlyss
Facility Bonds;

(g) Debt listed on Schedule 6.02 and all extensions, amendments, refinancings, and renewals thereof so long as none of the principal amount of such Debt is increased;

(h) reimbursement obligations of the Company and its Subsidiaries in respect of any surety bonds or letters of credit otherwise permitted under this Agreement issued to secure payment of any insurance premiums, regulatory obligations, or trust fund obligations for the Company or any of its Subsidiaries;

(i) Unfunded Liabilities that would not reasonably be expected to cause a Material Adverse Change;

(j) Capitalized Leases with an aggregate principal amount outstanding at any time not to exceed $25,000,000.00;

(k) Permitted Bond Obligations;

(l) unsecured obligations other than Permitted Bond
Obligations in respect of standby letters of credit, bonds and guaranties issued for the account of the Company or any of its Subsidiaries in the ordinary course of business with an aggregate face amount outstanding at time not to exceed $50,000,000.00 or its Equivalent Amount in another currency;

(m) nonspeculative Financial Contract Obligations entered into in the ordinary course of business;

(n) Permitted Mexican Contract Financing in an aggregate amount outstanding at any time not to exceed $50,000,000.00; and

(o) other unsecured Debt of the Company and its Subsidiaries with an aggregate principal amount outstanding not to exceed $15,000,000.00.



Section 6.03 Merger or Consolidation; Asset Sales.

Neither the Company nor any of its Subsidiaries will (a) merge or consolidate with or into any other Person or (b) sell, lease, transfer, or otherwise dispose of any of its Property (other than the sale of inventory in the ordinary course of business or the sale of obsolete or worn-out property in the ordinary course of business) except that so long as after giving effect thereto no Default or Event of Default shall exist:

(i) any Loan Party may merge or consolidate with any corporation, provided that such Loan Party shall be the continuing or surviving entity, and provided that no Default occurs or would be caused by such merger or consolidation;

(ii) any Loan Party (other than the Company) may merge or consolidate with any other Loan Party, provided that no Loan Party's Obligations under the Credit Documents shall decrease as a result of such merger or consolidation;

(iii) the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of any assets to third parties outside the ordinary course of business; provided that, the Net Cash Proceeds received by the Company or such Subsidiary from all such sales in excess of $10,000,000.00 in any calendar year shall either (A) be re-invested by the Company or such Subsidiary in replacement assets of comparable value and utility within six months of the date received or (B) applied as a prepayment of Term Advances within such six-month period in accordance with Section 2.07; and

(iv) the Company and its Subsidiaries may sell, discount or factor foreign accounts receivable with an uncollected face amount outstanding at any time not to exceed $50,000,000.00 without recourse or representation or warranty other than customary representations and warranties and recourse that would not prevent true sale treatment of such sale, discount or factor under GAAP.



Section 6.04 Investments.

Neither the Company nor any of its Subsidiaries will make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except for:

(a) loans, advances, capital contributions or investments in any Domestic Subsidiary and in any Foreign Subsidiary in existence on the Original Closing Date;

(b) Liquid Investments;

(c) intercompany loans from the Company to or from any of its Subsidiaries and intercompany loans between Subsidiaries;

(d) the acquisition by the Company or any of its Subsidiaries, in a single transaction or any series of related transactions, of any Person or the business or all or substantially all of the assets of any such Person, or any division of any such Person, whether through investment, purchase of assets, merger or otherwise, including, but not limited to, in any transaction pursuant to which any such Person that was not theretofore a Subsidiary of the Company, becomes a Subsidiary of the Company and is consolidated with the Company for financial reporting purposes; provided, however, in the case of any transaction subject to this clause (d), that, after giving effect to such transaction on a pro forma basis, no Default exists or would be caused thereby;

(e) loans or advances in an aggregate amount outstanding at any time not to exceed $5,000,000.00 made in the ordinary course of business; and

(f) loans or advances to employees made in the ordinary course of business in an amount outstanding at any time not to exceed $5,000,000.00.


Section 6.05 Transactions With Affiliates.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty or the rendering of any service) with any of their Affiliates other than the Company or a Wholly Owned Subsidiary of the Company unless such transaction or series of transactions is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.



Section 6.06 Compliance with ERISA.

Neither the Company nor any of its Subsidiaries will
(a) terminate, or permit any member of the Controlled Group to terminate, any Plan so as to result in a Material Adverse Change or (b) permit to exist any occurrence of any Reportable Event or any other event or condition, which presents a material (in the reasonable opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan.



Section 6.07 Restricted Payments.

Neither the Company nor any of its Subsidiaries shall make any Restricted Payments other than Restricted Payments by
Subsidiaries of the Company to the Company or another Subsidiary of the Company and by the Company to any of its Subsidiaries.



Section 6.08 Maintenance of Ownership of Subsidiaries.

Except as permitted by Section 6.03, the Company will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of the Company's Material Subsidiaries or permit any Subsidiary of the Company to issue, sell or otherwise dispose of (other than to its parent) any shares of its capital stock or the capital stock of any of the Company's Material Subsidiaries.



Section 6.09 Agreements Restricting Liens and Distributions.

The Company will not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any agreement (other than a Credit Document, the Heller Loan Agreement, any agreement entered into in connection with MARAD financing permitted hereunder, including the Hercules Title XI Issue) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions greater than those under this Agreement upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any advance by any of the Company's Subsidiaries to the Company.



Section 6.10 Leverage Ratio.

The Company will not permit its Leverage Ratio at the end of any fiscal quarter to be greater than the levels indicated below for the corresponding periods:

        Period                                            Ratio
       --------                                       --------------

Effective Date through September 30, 2001              3.50 to 1.00

October 1, 2001 through December 31, 2001              2.75 to 1.00

January 1, 2002 through March 31, 2002                 2.50 to 1.00

April 1, 2002 through June 30, 2002                    2.25 to 1.00

July 1, 2002 through September 30, 2002                2.00 to 1.00

October 2, 2002 through December 31, 2002              2.00 to 1.00

January 1, 2003 and thereafter                         2.00 to 1.00



Section 6.11 Minimum Net Worth.

The Company shall not permit Consolidated Net Worth as of the last day of any fiscal quarter to be less than


(a) up to, but not including, December 31, 2001: (i) $345,000,000.00 plus (ii) 50% of its Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on December 31, 1999, during which Consolidated Net Income is positive, but without reductions for any fiscal quarters during which Consolidated Net Income is negative plus (iii) 100% of the Net Cash Proceeds from any Equity Issuance on and after January 1, 2000 plus (iv) without duplication of the preceding clause
(iii), 100% of any increase in Consolidated Net Worth from the conversion of any Debt to equity, the issuance of any capital stock, warrants or options to purchase capital stock or other equity interest, and any other transaction the effect of which is to increase Consolidated Net Worth; or


(b) at December 31, 2001 and thereafter: (i)
$510,000,000.00 plus (ii) 50% of its Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on March 31, 2002, during which Consolidated Net Income is positive, but without reductions for any fiscal quarters during which Consolidated Net Income is negative plus (iii) 100% of the Net Cash Proceeds from any Equity Issuance on and after January 1, 2002 plus (iv) without duplication of the preceding clause (iii), 100% of any increase in Consolidated Net Worth from the conversion of any Debt to equity, the issuance of any capital stock, warrants or options to purchase capital stock or other equity interest, and any other transaction the effect of which is to increase Consolidated Net Worth.



Section 6.12 Minimum Fixed Charge Coverage Ratio.

The Company will not permit the Fixed Charge Coverage Ratio at the end of any fiscal quarter to be less than the following ratios during the following periods:

        Period                                            Ratio
       --------                                       --------------

Effective Date through September 30, 2001              1.00 to 1.00

October 1, 2001 through December 31, 2001              1.20 to 1.00

January 1, 2002 through March 31, 2002                 1.25 to 1.00

April 1, 2002 through June 30, 2002                    1.30 to 1.00

July 1, 2002 through September 30, 2002                1.35 to 1.00

October 1, 2002 through December 31, 2002              1.40 to 1.00

January 1, 2003 and thereafter                         1.40 to 1.00



Section 6.13 Capital Expenditures.

The Company will not permit its consolidated Capital Expenditures to exceed the following amounts during the following calendar years:

        Calendar Year                                Maximum Amount
        -------------                               ----------------
            2000                                     $50,000,000.00

            2001                                     $60,000,000.00

            2002                                     $70,000,000.00

            2003                                     $75,000,000.00

            2004                                     $85,000,000.00


Beginning with calendar year 2001, the foregoing maximum amount for each calendar year shall be increased by the Carryover Amount for the prior calendar year. The "Carryover Amount" for any calendar year equals (A) 50% times (B) the positive difference, if any, between the maximum amount (without regard to any Carryover Amount) and the actual Capital Expenditures for such calendar year.




                               ARTICLE VII
                               REMEDIES



Section 7.01 Events of Default.

The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

(a) Payment. A Borrower shall fail to pay any principal of any Note (including, without limitation, any mandatory prepayment required by Section 2.07) when the same becomes due and payable, or any interest on the Notes or any fee or other amount payable hereunder or under any other Credit Document within three Business Days after the same becomes due and payable;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made by a Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Credit Document, or in any certificate delivered in connection with this Agreement or any other Credit Document shall prove to have been incorrect when made or deemed to be made;

(c) Covenant Breaches. A Borrower or any other Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.02, 5.05(a), 5.05(b), 5.12, and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days from the earlier of written notice of such default to the Company from the Administrative Agent or any Lender or the date of actual knowledge of such default by a Responsible Officer of the Company or any of its Subsidiaries;

(d) Cross-Default.  (i) The Company or any of its
Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000.00 (or the Equivalent Amount of Debt denominated in a currency other than Dollars) when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000.00 (or the Equivalent Amount of Debt denominated in a currency other than Dollars) when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Notes), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e) Insolvency.  The Company or any of its Material
Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Company or any of its Material Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment, decree or order for the payment of money shall be rendered against the Company or any of its Subsidiaries in an amount in excess of $5,000,000.00 (or the Equivalent Amount of thereof if denominated in a currency other than Dollars) if rendered solely against the Company or any of its Subsidiaries, or for which the Company's or any such Subsidiary's allocated portion of which exceeds $5,000,000.00 (or the Equivalent Amount thereof if denominated in a currency other than Dollars) and either (i) such judgment, decree or order remains unsatisfied and in effect for a period of 60 consecutive days or more without being vacated, discharged, satisfied or stayed or bonded pending appeal or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order;

(g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Company by the Administrative Agent,
(i) such Termination Event shall not have been corrected and
(ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by an amount that would reasonably be expected to cause or to have a Material Adverse Change (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

(h) Plan Withdrawals. The Company or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount that could reasonably be expected to cause or to have a Material Adverse Change;

(i) Guaranty. (i) Any of the provisions in any of the Guaranties requiring payment shall for any reason cease to be valid and binding on the applicable Guarantor or (ii) any of the Guarantors shall so state in writing;

(j) Security Documents. (i) The Administrative Agent and the Lenders shall fail to have an Acceptable Security Interest in the Collateral or (ii) any material provision of any Security
Document shall for any reason cease to be valid and binding on the Company or other Loan Parties executing such Security
Document, or any such Person shall so state in writing; or

(k) Change in Control.  A Change in Control shall occur.



Section 7.02 Optional Acceleration of Maturity.

If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:

(a) the Administrative Agent (i) shall at the request of, or may with the consent of, the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances and the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request of, or may with the consent of, the Majority Lenders, by notice to the Company, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

(b) a Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent and the Lenders may exercise all rights and remedies available under the Security Documents and applicable law.



Section 7.03 Automatic Acceleration of Maturity.

If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:

(a) the obligation of each Lender to make Advances and the obligation of the Issuing Bank to issue Letters of Credit shall immediately and automatically be terminated and the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrowers;

(b) a Borrower shall deposit, without demand, with the Administrative Agent into the Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent and the Lenders may exercise all rights and remedies available under the Security Documents and applicable law.



Section 7.04 Non-exclusivity of Remedies.

No remedy conferred upon the Administrative Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.



Section 7.05 Right of Set-off.

Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.02 to authorize the Administrative Agent upon the consent of the Majority Lenders to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.03, each Lender, for the ratable benefit of all the Lenders, is hereby authorized at any time and from time-to-time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of a Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, the Notes, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, the Notes, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Company after any such set-off and application made by it, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.





                              ARTICLE VIII
              THE ADMINISTRATIVE AGENT AND THE ISSUING BANK



Section 8.01 Appointment; Nature of Relationship.

Bank One is hereby appointed by the Lenders as the Administrative Agent hereunder and under each other Credit Document (other than the Vessel Mortgage), and to act as the security trustee under the Vessel Mortgage, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representatives of such Lender with the rights and duties expressly set forth herein and in the other Credit Documents. Bank One is hereby appointed by the Lenders as the Issuing Bank hereunder and under each other Credit Document, and each of the Lenders irrevocably authorizes the Issuing Bank to act with the rights and duties expressly set forth herein and in the other Credit Document regarding the Issuing Bank. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Credit Document and that the Administrative Agent is merely acting as the representative of the Lender s with only those duties as are expressly set forth in this Agreement and the other Credit Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) are "representatives" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code as adopted in the State of New York and (c) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Credit Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.



Section 8.02 Powers.

The Administrative Agent and the Issuing Bank shall have and may exercise such powers under the Credit Documents as are specifically delegated to the Administrative Agent and the Issuing Bank, respectively, by the terms of each thereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor the Issuing Bank shall have any implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Credit Documents to be taken by the Administrative Agent or the Issuing Bank, as applicable.



Section 8.03 General Immunity.

None of the Administrative Agent, the Issuing Bank or any of their respective directors, officers, agents or employees shall be liable to the Borrowers or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.



Section 8.04 No Responsibility for Loans, Recitals, etc.

None of the Administrative Agent, the Issuing Bank or any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Credit Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Credit Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in
Article III, except receipt of items required to be delivered to the Agent; (d) the validity, enforceability, effectiveness, sufficiency or genuineness of any Credit Document or any other instrument or writing furnished in connection therewith; or (e) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Administrative Agent agrees to provide to the Lenders copies of all information it receives from the Company under Section 5.05 that is not otherwise delivered by the Company to the Lenders. Neither the Administrative Agent nor the Issuing Bank shall, however, have any duty to disclose to the Lenders information that is not required to be furnished by the Company or any of its Subsidiaries to the Administrative Agent or the Issuing Bank at such time, but is voluntarily furnished by the Company or any of its Subsidiaries to the Administrative Agent or the Issuing Bank (either in its capacity as Administrative Agent or the Issuing Bank, as applicable, or in its individual capacity).



Section 8.05 Action on Instructions of Lenders.

The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Credit Document in accordance with written instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lender and on all holders of Notes. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Majority Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.



Section 8.06 Employment of Agents and Counsel.

The Administrative Agent and the Issuing Bank may execute any of their respective duties as Administrative Agent and Issuing Bank hereunder and under any other Credit Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of the Administrative Agent or attorneys-in-fact selected by it with reasonable care. The Administrative Agent and the Issuing Bank shall be entitled to advice of their respective counsels concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Credit Document.



Section 8.07 Reliance on Documents; Counsel.

The Administrative Agent and the Issuing Bank shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Administrative Agent, which counsel may be employees of Administrative Agent.



Section 8.08 Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify the Administrative Agent and the Issuing Bank ratably in proportion to their respective Pro Rata Shares (I) for any amounts not reimbursed by the Borrowers for which the Administrative Agent or the Issuing Bank, as applicable, is entitled to reimbursement by the Borrowers under the Credit Documents, (ii) for any amounts not reimbursed by the borrowers for any other expenses incurred by the Administrative Agent or the Issuing Bank on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Credit Documents, and (iii) for any amounts not reimbursed by the borrowers for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or any Issuing Bank in any way relating to or arising out of the Credit Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent or the Issuing Bank. the indemnification rights in favor of the administrative agent and the issuing bank shall extend only to costs and expenses incurred in such capacities and shall not include any costs and expenses incurred in either's capacity as a lender. The obligations of the Lenders under this Section 8.08 shall survive payment of the obligations and termination of this Agreement.



Section 8.09 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent have received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Event of Default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.



Section 8.10 Rights as a Lender.

In the event that either the Administrative Agent or the Issuing Bank is a Lender, the Administrative Agent and the Issuing Bank shall have the same rights and powers hereunder and under any other Credit Document as any Lender and may exercise the same as though it were not the Administrative Agent or Issuing Bank, as applicable, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent or the Issuing Bank is a Lender, unless the context otherwise indicates, include Administrative Agent or the Issuing Bank, as applicable, in its individual capacity. The Administrative Agent and the Issuing Bank may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Credit Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacities, is not obligated to remain a Lender.



Section 8.11 Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Credit Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents.



Section 8.12 Successor Administrative Agent and Issuing Bank.

The Administrative Agent and the Issuing Bank may resign at any time by giving prior written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or successor Issuing Bank, as applicable, or, if no successor Administrative Agent or successor Issuing Bank, as applicable, has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Majority Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent or a successor Issuing Bank, as applicable. If no successor Administrative Agent or successor Issuing Bank, as applicable, shall have been so appointed by the Majority Lenders within thirty days after the resigning Administrative Agent's or resigning Issuing Bank's giving notice of its intention to resign, then the resigning Administrative Agent or resigning Issuing Bank, as applicable, may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent or successor Issuing Bank, as applicable. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent or successor Issuing Bank, as applicable, shall be deemed to be appointed hereunder until such successor Administrative Agent or successor Issuing Bank, as applicable, has accepted the appointment. Any such successor Administrative Agent or successor Issuing Bank shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent or Issuing Bank, as applicable, hereunder by a successor Administrative Agent or successor Issuing Bank, such successor Administrative Agent or successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning. Upon the effectiveness of the resignation of an Administrative Agent or Issuing Bank, the resigning Administrative Agent or resigning Issuing Bank shall be discharged from its duties and obligations hereunder and under the Credit Documents. After the effectiveness of the resignation of an Administrative Agent or Issuing Bank, the provisions of this Article VIII shall continue in effect for the benefit of Administrative Agent or Issuing Bank in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or Issuing Bank hereunder and under the other Credit Documents.



Section 8.13 Other Titles.

Neither the Syndication Agent as listed on the cover page to this Agreement nor the Documentation Agent as listed on the cover page to this Agreement shall have any rights, obligations, or duties in such capacities under this Agreement and the other Credit Documents.




                               ARTICLE IX
          BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS



Section 9.01 Successors and Assigns.

The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (a) a Borrower shall not have the right to assign its rights or obligations under the Credit Documents and (b) any assignment by any Lender must be made in compliance with Section 9.03. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrowers or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder.
The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 9.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Credit Documents. Any request, authority, or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee, or assignee of such Note or of any Note or Notes issued in exchange therefor.



Section 9.02 Participations.

(a) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities excluding entities classified by SIC code 1389 ("Participants") participating interests in any Advances owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Credit Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Credit Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Credit Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Credit Documents.


(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification, or waiver of any provision of the Credit
Documents other than any amendment, modification, or waiver which effects any of the amendments, modifications or waivers referenced in clauses (a) through (h) of Section 10.01.


(c) Benefit of Setoff.  Each Borrower agree that each
Participant shall be deemed to have the right of setoff provided in Section 7.05 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Credit Documents; provided, that each Lender shall retain the right of setoff provided in Section 7.05 with respect to the amount of participating interests sold to each Participant; and provided further that such right of setoff shall not be exercisable until five Business Days after the date upon which the Company receives written notice of the fact that such Participant is a Participant (it being understood that neither the Administrative Agent, the Lender granting such participation nor the Participant shall be obligated to give such notice). The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
Section 7.05, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared as if each Participant were a Lender.


Section 9.03 Assignments.

(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Credit Documents; provided, however, that in the case of an assignment to an entity which is not a Lender or an Affiliate of a Lender, such assignment shall be in a minimum amount of the lesser of (i) $5,000,000.00 and (ii) all of such Lender's Commitments and Advances of the Class being assigned. Subject to the minimum amount set forth in the preceding sentence, any Lender making such an assignment may assign any percentage of a Class of Advances and its Commitments related thereto without respect to the percentage assigned, if any, of any other Class of Advances and related Commitments. A Lender making an assignment shall also assign or cause such Lender's affiliate, if any, who is a Swingline Bank to assign a portion of such Swingline Bank's Swingline Advances to the assignee or an appropriate affiliate of the assignee equal to the same portion of the Revolving Commitments and Revolving Advances sold to such Assignee. No Swingline Bank may assign any portion of its Swingline Advances unless it or its affiliate which has a Revolving Commitment assigns the same portion of such Lender's Revolving Commitments and Revolving Advances to the Person or an affiliate of the Person purchasing the assignment from such Swingline Bank. Such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit A or in such other form as may be agreed to by the parties thereto ("Assignment and Acceptance"). The consent of the Administrative Agent and, so long as no Default is continuing, the Company shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.

(b) Effect; Effective Date. Upon (a) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to the Assignment and Acceptance (a "Notice of Assignment"), together with any consents required by Section 9.03(a) and (b) payment of a $3,500.00 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (i) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Credit Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Credit Documents, to the same extent as if it were an original party hereto, and (ii) the transferor Lender shall be released with respect to the percentage of the Commitments and Advances assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders, or the Administrative Agent. Upon the consummation of any assignment to a Purchaser pursuant to this Section 9.03(b), the transferor Lender, the Administrative Agent, and the Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitments, as adjusted pursuant to such assignment.



Section 9.04 Dissemination of Information.

Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Credit Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company and its Subsidiaries.



Section 9.05 Tax Treatment.

If any interest in any Credit Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of
Section 2.11.





                                  ARTICLE X
                                MISCELLANEOUS


Section 10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders and the Borrowers, do any of the following: (a) increase the Commitments of the Lenders, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (c) postpone any date fixed for any scheduled payment or prepayment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) change the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Credit Document, (e) amend Section
2.12 or this Section 10.01, (f) release any Guarantor from its obligations under its Guaranty, (g) release all or any substantial portion of the Collateral, or (h) amend the definition of "Majority Lenders"; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Bank, as applicable, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Bank, as applicable, under this Agreement or any other Credit Document and (iii) no waiver of any of the conditions specified in Article III shall be effective against any Lender not executing such waiver.


Section 10.02 Notices, Etc.

All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Company or any other Borrower, at its address as set forth on Schedule 1; if to any Lender, at its specified Applicable Lending Office specified opposite its name on
Schedule 1; if to the Administrative Agent or the Issuing Bank, at their respective addresses for notices set forth in Schedule 1; and if a Notice of Borrowing or a Notice of Conversion or Continuation to the Administrative Agent at the specified Applicable Lending Office of Administrative Agent and, if different, the specified Applicable Lending Office for Administrative Agent specified opposite its name on Schedule 1 or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier be effective: upon receipt, if mailed, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent and the Issuing Bank pursuant to Article II or VIII shall not be effective until received by the Administrative Agent and the Issuing Bank, as applicable.


Section 10.03 No Waiver; Remedies.

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.


Section 10.04 Costs and Expenses.

The Borrowers agree to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Issuing Bank and reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent and the Issuing Bank, in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents, (b) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Issuing Bank and reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent and the Issuing Bank in connection with advising the Administrative Agent and the Issuing Bank with respect to their respective rights and responsibilities under this Agreement, and (c) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Issuing Bank and each Lender and reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent, the Issuing Bank and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Credit Documents.


Section 10.05 Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrowers, the Administrative Agent and the Issuing Bank, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that a Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.


Section 10.06 Indemnification.

EACH BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK,
THE ARRANGER, THE LENDERS AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM, AND DISCHARGE, RELEASE,
AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES,
CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISE OUT OF OR RESULT FROM (I) ANY ACTUAL OR PROPOSED USE BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY OF
THE PROCEEDS OF ANY ADVANCE, (II) ANY BREACH BY A BORROWER OF ANY
PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, (III) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, OR (IV) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING
OR RELATING TO THE PRESENT OR PREVIOUSLY OWNED OR OPERATED PROPERTIES,
OR THE OPERATIONS OR BUSINESS, OF THE COMPANY OR ANY OF ITS SUBSIDIARIES,
AND EACH BORROWER SHALL REIMBURSE THE ADMINISTRATIVE AGENT, THE ISSUING
BANK, THE ARRANGER, AND EACH LENDER, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UPON DEMAND FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED
BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF
THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED, OR IN THE CASE OF CLAUSE (IV) ABOVE, CAUSED BY THE AFFIRMATIVE
ACT OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE ARRANGER OR SUCH LENDER.



Section 10.07 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.



Section 10.08 Survival of Representations, etc.

All representations and warranties contained in this Agreement or made in writing by or on behalf of a Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. All obligations of the Borrowers provided for in Sections 2.08, 2.09, 2.11(c), and 10.06 shall survive any termination of this Agreement and repayment in full of the Obligations.



Section 10.09 Severability.

In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.



Section 10.10 Usury Not Intended.

It is the intent of the Borrowers and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time-to-time in effect. In furtherance thereof, the Lenders and the Borrowers stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the applicable Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrowers and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.


Section 10.11 Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of a Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.



Section 10.12 Forbearance Agreements.

The Administrative Agent and the Lenders acknowledge that it is customary practice in certain areas where the Company and its Subsidiaries conduct business for customers of offshore construction companies such as the Company and its Subsidiaries to require forbearance agreements from such contractor's secured creditors. The Lenders authorize and direct the Administrative Agent to execute and deliver such forbearance agreements in cases deemed appropriate by the Administrative Agent in its sole discretion containing such terms as are reasonably acceptable to the Administrative Agent.



Section 10.13 Governing Law.

This Agreement and each of the other Credit Documents (except as otherwise expressly set forth therein) shall be governed by and interpreted in accordance with the law of the state of New York.



Section 10.14 Consent to Jurisdiction; Process Agent.

(a) EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS AND SUCH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY A BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER AGAINST A BORROWER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY CREDIT DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.


(b) The Mexican Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, as its agent to receive on behalf of it and its Properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail a copy of such process to the Mexican Borrower in care of the Process Agent at the Process Agent's above address, with a copy to the Mexican Borrower at its address specified herein, and the Mexican Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Mexican Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein. The Mexican Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.



Section 10.15 Waiver of Jury.

The Borrowers, the Issuing Bank, the Lenders and the Administrative Agent hereby irrevocably waive any and all right to trial by jury in respect of any legal proceeding, directly or indirectly, (Whether sounding in tort, contract or otherwise) arising out of or relating to this Agreement, any other Credit Document, any of the transactions contemplated hereby, or the relationship established hereunder.



                   [Remainder of page left blank]











EXECUTED as of the 7th day of August, 2001.

                                BORROWERS

                                GLOBAL INDUSTRIES, LTD.


                                By:
                                Name:
                                Title:



                                GLOBAL OFFSHORE MEXICO, S. DE R.L. DE C.V.
                                By:
                                Name:
                                Title:












                                ADMINISTRATIVE AGENT:

                                BANK ONE, NA (MAIN OFFICE -CHICAGO),
                                as Administrative Agent


                                By:
                                Name:
                                Title:



                                ISSUING BANK
                                BANK ONE, NA (MAIN OFFICE - CHICAGO),
                                as successor to Bank One, Louisiana,
                                National Association



                                By:
                                Name:
                                Title:











                                BANKS:


REVOLVING COMMITMENT		BANK ONE, NA (MAIN OFFICE - CHICAGO)
$25,000,000.00


TERM COMMITMENT			By:
$4,677,752.80                   Name:
                                Title:


TOTAL COMMITMENT:
$29,677,752.80





REVOLVING COMMITMENT		CREDIT LYONNAIS NEW YORK BRANCH
$16,666,666.66



TERM COMMITMENT			By:
$6,238,295.51                   Name:
                                Title:


TOTAL COMMITMENT:
$22,904,962.17








REVOLVING COMMITMENT		WELLS FARGO BANK TEXAS, N.A.
$16,666,666.66


TERM COMMITMENT			By:
$9,922,506.02                   Name:
                                Title:


TOTAL COMMITMENT:
$26,589,172.68



REVOLVING COMMITMENT		WHITNEY NATIONAL BANK
$11,666,666.66


TERM COMMITMENT			By:
$10,629,964.73                  Name:
                                Title:


TOTAL COMMITMENT:
$22,296,631.42




REVOLVING COMMITMENT		CREDIT SUISSE FIRST BOSTON
$8,333,333.34


TERM COMMITMENT			By:
$4,961,253.02                   Name:
                                Title:


TOTAL COMMITMENT:
$13,294,586.36





REVOLVING COMMITMENT		HIBERNIA NATIONAL BANK
$8,333,333.34


TERM COMMITMENT			By:
$4,961,253.02                   Name:
                                Title:


TOTAL COMMITMENT:
$13,294,586.36




REVOLVING COMMITMENT		THE FUJI BANK, LIMITED
$8,333,333.34


TERM COMMITMENT			By:
$4,961,253.02                   Name:
                                Title:

TOTAL COMMITMENT:
$13,294,586.36








REVOLVING COMMITMENT		NATEXIS BANQUES POPULAIRES
$5,000,000.00


TERM COMMITMENT			By:
$2,976,751.80                   Name:
                                Title:

TOTAL COMMITMENT:
$7,976,751.80











REVOLVING COMMITMENT            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
$0.00

TERM COMMITMENT			By:
$3,402,002.05                   Name:
                                Title:

TOTAL COMMITMENT:
$3,402,002.05









REVOLVING COMMITMENT            TRANSAMERICA EQUIPMENT FINANCIAL SERVICES
$0.00                           CORPORATION


TERM COMMITMENT			By:
$6,804,004.15                   Name:
                                Title:


TOTAL COMMITMENT:
$6,804,004.15














                        ACKNOWLEDGMENT AND CONSENT BY GUARANTORS


Each of the undersigned Guarantors (i) acknowledges its receipt of a copy of and hereby consents to all of the terms and conditions of the foregoing Agreement and (ii) reaffirms its obligations under the Guaranties dated as of December 30, 1999, December 31, 1999, or January 26, 2000, as applicable, in favor of Bank One, NA, as Administrative Agent.


                        GIL HOLDINGS, L.L.C.
                        GLOBAL INDUSTRIES OFFSHORE, L.L.C.
                        GLOBAL PIPELINES PLUS, L.L.C.
                        GLOBAL MOVIBLE OFFSHORE
                        PIPELINES, L.L.C.
                        NORMAN OFFSHORE PIPELINES, INC.
                        GLOBAL DIVERS AND CONTRACTORS, L.L.C.
                        SUBTEC MIDDLE EAST LTD.



                        By:
                            ----------------------------------------
                                William J. Dore
                                Chief Executive Officer



                        GLOBAL INTERNATIONAL VESSELS, LTD.


                        By:
                            ----------------------------------------
                                William J. Dore
                                Chief Executive Officer











                        GLOBAL INDUSTRIES MEXICO
                        HOLDINGS, S. DE R.L. DE C.V.
                        GLOBAL VESSELS MEXICO, S. DE R.L. DE C.V.
                        GLOBAL INDUSTRIES OFFSHORE SERVICES,
                        S. DE R.L. DE C.V.
                        GLOBAL INDUSTRIES SERVICES,
                        S. DE R.L. DE C.V.



                        By:
                            ----------------------------------------
                                William J. Dore
                                Chief Executive Officer


                        By:
                            ----------------------------------------
                                Peter S. Atkinson
                                President


                        By:
                            ----------------------------------------
                                Russell J. Robicheaux
                                Vice President, General Counsel



                        PIPELINES, INCORPORATED

                        By:
                            ----------------------------------------
                                Name:
                                Title:



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